Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-290256

$70,000,000 in Fixed Rate Subordinated Notes

Shepherd’s Finance, LLC is offering up to $70,000,000 in aggregate principal amount of our Fixed Rate Subordinated Notes (“Notes”) on a continuous basis. The initial minimum investment amount required is $500. From time to time, we may, however, change the minimum investment amount that is required. The maximum investment amount per investor is $1,000,000 aggregate principal amount, or $1,000,000 per Note, but a higher maximum investment amount may be approved on a case-by-case basis. As of April 13, 2026, we have issued Notes in our previous public offerings with an aggregate principal amount of approximately $107,547,000. The term “Notes,” as used throughout this prospectus, can mean both the Notes offered in this offering and Notes offered in prior or future offerings of the Company.

We issue the Notes in varying purchase amounts and maturities that we establish from time to time. The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. For each maturity, we also establish an interest rate. The interest rates will vary within the predetermined interest rate ranges, as described in this prospectus, but annual interest rates as of the date of this prospectus are as follows: 6.00% for 12-month Notes; 7.00% for 24-month Notes; 6.50% for 36-month Notes; and 8.00% for 48-month Notes. See “Prospectus Summary - The Offering - Interest Rate.” Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. When you make an investment, your rate will be fixed throughout the duration of your investment.

We may market our Notes in many ways, including but not limited to, publishing the then current features (e.g., the maturities and interest rates currently offered by us) of the Notes in advertising on the internet, newspapers, and through direct mail campaigns. At any time, you also may obtain the then applicable features of the Notes from our website at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). However, the information on our website is not a part of this prospectus. Any substantive change to the features of the Notes that does not constitute a fundamental change will be included in a Rule 424(b)(3) prospectus supplement.

We are offering the Notes directly, without an underwriter or placement agent, and on a continuous basis. We do not have to sell any minimum amount of Notes to accept and use the proceeds of this offering. Therefore, once you purchase a Note, we may immediately use the proceeds of your investment and your investment will be returned only if we repay your Note. We cannot assure you that all or any portion of the Notes we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust, or similar account. The Notes are not listed on any securities exchange and there will not be any public trading market for the Notes. We have the right to reject any investment, in whole or in part, for any reason.

We may redeem any Note, in whole or in part, at any time prior to maturity, upon 30 to 60 days’ written notice, for a redemption price equal to the principal amount plus any earned but unpaid interest thereon to the date of redemption. Subject to certain restrictions, a holder of a Note with a 36-month maturity may require the Company to redeem all or a portion of such Note. Additionally, you may request early redemption of a Note purchased by you at any time on or after 180 calendar days after issuance of a Note, but we reserve the right to decline your request for any reason. If we grant your redemption request, we will mail you a payment equal to the principal amount plus any earned but unpaid interest to the date of redemption, minus a 180-day interest penalty. Furthermore, unless the subordination provisions in the indenture restrict our ability to make the redemption, a holder of a Note may also require us to redeem all or a portion of their Note, regardless of amount, for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note at the stated rate to the redemption date, upon one business day’s advance notice to us, but only if the holder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by us, if any; provided, however, (i) a holder may only reinvest in another Note with a maturity that is equal to or greater than the period remaining until the maturity date for the Note to be redeemed and (ii) a holder may only reinvest in a Note with a 36-month maturity if the holder is seeking to redeem a Note with a 36-month maturity. In the foregoing circumstances, the holder will not be subject to a holding period requirement or an interest penalty.

The Notes mature between one and four years from the date of issuance. Between 30 to 60 days prior to the maturity date, we will mail to you a letter notifying you of the upcoming maturity date. Upon maturity, principal and any earned but unpaid interest will be paid to you.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in the Notes. The Notes are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior debt. As of December 31, 2025, we had approximately $53,334,000 in debt outstanding that ranks equal or senior to the Notes, including approximately $22,164,000 in Notes issued pursuant to our prior offerings of Notes. We expect to incur additional debt in the future, including, without limitation, the Notes offered pursuant to this prospectus and senior debt.

The Notes are not certificates of deposit or similar obligations guaranteed by any depository institution and are not insured by the Federal Deposit Insurance Corporation (FDIC) or any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the Notes upon maturity.

We are an “emerging growth company” and “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. See “Risk Factors” beginning on page 12 for significant factors you should consider before buying the Notes. The most significant risks include the following:

●	Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which may be limited at times), our experience, the collateral securing our loans, and our ability to manage our business and generate adequate cash flows.
●	The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.
●	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.
●	You will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company as is customarily performed in underwritten offerings.
●	We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.
●	Our business is not industry-diversified. Deterioration in the homebuilding industry or economic conditions could decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the national downturn in the real estate market that began in 2007 would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.
●	Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, who is concentrated in the Pittsburgh, Pennsylvania market, for a significant portion of our revenues. Our second largest customer is in the Central and Southwest Florida market and is also a significant portion of our portfolio.
●	Most of our assets are commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.
●	We have entered into loan purchase and sale agreements with third parties to sell them portions of some of our loans. This increases our leverage. While the agreements are intended to increase our profitability, large loan losses and/or idle cash could actually reduce our profitability, which could impair our ability to pay principal and/or interest on the Notes.
●	We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

●	We have unfunded commitments to builders as of December 31, 2025. If every builder borrowed every amount allowed (which would mean all their homes were complete) and no builders paid us back, we would need to fund that amount. While some of that amount would automatically come from our loan purchase and sale agreements, the rest would have to come from our Notes Program and/or our lines of credit. Therefore, we may not have the ability to fund our commitments to builders.
●	We have a significant amount of debt and expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss. Our present and future senior debt may make it difficult to repay the Notes.
●	Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.
●	Our Chief Executive Officer (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made available to us, which could result in actions that are not in the best interests of our Note holders.
●	The indenture and terms of our Notes do not restrict our use of leverage. A relatively small loss can cause over leveraged companies to suffer a material adverse change in their financial position. If this happened to us, it may make it difficult to repay the Notes.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount and Commission (1)	Proceeds to Company (2)
Per Note	100%	None	100%
Total	$70,000,000	None	$70,000,000

(1)	The Notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The Notes will be sold at face value.
(2)	We will receive all of the net proceeds from the sale of the Notes, which, if we sell all of the Notes covered by this prospectus, we estimate will total approximately $69,270,000 after expenses.

The date of this prospectus is April 30, 2026.

SUITABILITY STANDARDS

An investment in our Notes involves significant risks and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and will not need liquidity from their investment. This investment is not suitable for persons who seek liquidity or guaranteed income.

We have not established general suitability standards for investors in our Notes; however, certain states in which we intend to sell the Notes have established special suitability standards. Notes will be sold only to investors in these states who meet the special suitability standards set forth below:

●	For Alabama Residents - Notes will only be sold to residents of the State of Alabama representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. Further, investors in the State of Alabama may not invest more than 10% of their liquid net worth in us or our affiliates.

●	For Alaska Residents - Notes will only be sold to residents of the State of Alaska representing that they have (i) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, or (ii) a minimum net worth of $250,000. In each case, net worth is to be calculated exclusive of an individual’s principal automobile, principal residence, and home furnishings.

●	For Arizona Residents - Notes will only be sold to residents of the State of Arizona representing that they have (i) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, or (ii) a minimum net worth of $250,000. In each case, net worth is to be calculated exclusive of an individual’s principal automobile, principal residence, and home furnishings.

●	For California Residents - Notes will only be sold to residents of the State of California representing that they have (i) a gross income of $65,000 and net worth of $250,000, or (ii) a net worth of $500,000.

●	For Idaho and Kentucky Residents - Notes will only be sold to residents of the States of Idaho and Kentucky representing that they have (i) a liquid net worth of $85,000 and annual gross income of $85,000, or (ii) a liquid net worth of $300,000. Additionally, the investor’s total investment in the Notes shall not exceed 10% of his or her liquid net worth. Liquid net worth is that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

●	For Indiana Residents - Notes will only be sold to residents of the State of Indiana representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. In each case, net worth is to be calculated exclusive of an individual’s principal automobile, principal residence, and home furnishings.

●	For Iowa Residents - Notes will only be sold to residents of the State of Iowa representing that they have (i) a liquid net worth of $85,000 and annual gross income of $85,000, or (ii) a liquid net worth of $300,000. Additionally, the investor’s total investment in the Notes shall not exceed 10% of his or her liquid net worth. Liquid net worth is that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

●	For Kansas Residents - It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of the Issuer and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with U.S. Generally Accepted Accounting Principles.

●	For Maine Residents - The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

●	For Massachusetts Residents - It is required by the Securities Division of Massachusetts that Massachusetts investors limit their aggregate investment in our Notes and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with U.S. Generally Accepted Accounting Principles. It is further required by the Securities Division of Massachusetts that Massachusetts investors have (i) a net income of at least $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year, or (ii) an individual net worth, or joint net worth with that person’s spouse, in excess of $1,000,000, excluding the value of the person’s primary residence.

●	For Mississippi Residents - Notes will only be sold to residents of the State of Mississippi representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000.

●	For Missouri Residents - No more than 10% of any one Missouri investor’s liquid net worth shall be invested in the Notes.

●	For New Mexico Residents - A New Mexico investor may not invest, and we may not accept from a New Mexico investor more than ten percent (10%) of that investor’s liquid net worth in our Notes, securities of our affiliates, and in other similar programs. For these purposes, liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities. This requirement shall not apply to any New Mexico investor that is an accredited investor as defined by Rule 501(a) of Regulation D.

●	For North Dakota Residents - Notes will only be sold to residents of the State of North Dakota representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. Further, investors in the State of North Dakota may not invest more than 10% of their liquid net worth in the offering.

●	For Oregon Residents - Notes will only be sold to non-accredited residents of the State of Oregon representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. Further, non-accredited investors in the State of Oregon may not invest more than 10% of their liquid net worth in the offering. For these purposes, “liquid net worth” is defined as that portion of an investor’s net worth consisting of cash, cash equivalents, and readily marketable securities and is to be calculated exclusive of an individual’s principal residence, home furnishings, and automobiles. Investors in the State of Oregon who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitations described in this paragraph.

●	For Tennessee Residents - An investment by a Tennessee resident must not exceed ten percent (10%) of their liquid net worth.

●	For Vermont Residents - Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

i

SHEPHERD’S FINANCE, LLC

ii

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the Notes only in jurisdictions where offers and sales are permitted.

QUESTIONS AND ANSWERS

Below we have provided some of the more frequently asked questions and answers relating to the offering of the Notes. Please see the “Prospectus Summary” and the remainder of the prospectus for more information about the offering of the Notes.

Q:	Who is Shepherd’s Finance, LLC?

A:	Shepherd’s Finance, LLC, along with our consolidated subsidiary, (“Shepherd’s Finance,” “we,” “our,” “us,” or the “Company”) is a finance company organized as a limited liability company in the State of Delaware. Our business is focused on commercial lending to participants in the residential construction and development industry. Our Chief Executive Officer (“CEO”), who is also on our board of managers, is Daniel M. Wallach. Mr. Wallach is responsible for overseeing our day-to-day operations. Our office is located in Jacksonville, Florida. As of December 31, 2025, we have 57 customers in 21 states. As of December 31, 2025, Mr. Wallach and his wife, directly or indirectly, own 91.8% of our outstanding common membership interests, which constitute our voting membership interests. Therefore, Mr. Wallach is able to exercise significant control over our business, including with respect to the composition of our board of managers. A manager may be removed by a vote of holders of 80% of our outstanding voting membership interests.

Q:	What are your primary business activities?

A:	We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. In some circumstances, the lot is purchased with an older home on the lot which is then either removed or rehabilitated. If the home is rehabilitated, the loan is referred to as a “rehab” loan. As we continue to grow our business, we are focusing some of our efforts on our rehab loan program, which we believe in the long run will face less bank competition and have more stable demand than our new construction program. We also extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential building lots. Most of the loans are for “spec homes” or “spec lots,” meaning they are built or developed speculatively (with no specific end-user homeowner in mind). The loans are generally secured, and the collateral is the land, lots, and constructed items thereon, as well as additional collateral, as we deem appropriate. As of December 31, 2025, we had 151 construction loans in 21 states with 53 borrowers and 13 development loans in nine states with 12 borrowers. We intend to continue expanding our lending activity and further diversifying our loan portfolio.

Q:	What is your experience in this type of lending?

A:

Since 2011, we have extended and serviced commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. We have also extended rehab loans to homebuilders in instances when the lot has an existing home which is either removed or rehabilitated. We also extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential building lots. We have originated approximately $517,752,000 of loans from December 2011 through December 2025. As of December 31, 2025, we had 151 construction loans in 21 states with 53 borrowers and 13 development loans in nine states with 12 borrowers.

Our CEO, Daniel M. Wallach, has been in the housing industry since 1985. For 11 years, he was the Chief Financial Officer of 84 Lumber Company (“84 Lumber”), a multi-billion-dollar supplier of building materials to home builders. He also was responsible for 84 Lumber’s lending business for 20 years. During those years, he was responsible for the creation and implementation of many secured lending programs to builders, some of which were performed fully by 84 Lumber, and some of which were performed in partnership with banks. In general, both the creation of all loans and the resolution of defaulted loans were Mr. Wallach’s responsibility, whether the loans were company loans or loans in partnership with banks. Through these programs, he was responsible for the creation of approximately $2,000,000,000 in loans which generated interest spread of $50,000,000 after deducting for loan losses. Through the years, Mr. Wallach managed the development of systems for reducing and managing the risks and losses on defaulted loans. Mr. Wallach also was responsible for 84 Lumber’s unsecured debt to builders, which reached over $300,000,000 at its peak. He also gained experience in securing defaulted unsecured debt.

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Q:	Why will your potential customers want to borrow from you?

A:	During 2026, we anticipate that the housing market in most of the areas in which we do business will likely improve, as we believe that the long term interest rates that our borrowers’ customers use are likely to fall. There is a risk if mortgage rates drop that many homeowners in existing low-rate mortgages will decide to “move up” and sell their low mortgage rate home, flooding the market with homes. Offsetting that risk is the fact that they will also increase demand for homes as they will need one to live in. Rents may become less affordable vs. owning a home, which helps our customer. While we don’t anticipate the market flooding to negatively impact us, there is little history to go by and this might cause housing prices to drop steeply, which will hurt our existing loans. Many small-to-medium sized home builders can build homes for customers who have their own financing, but are unable to obtain or supply any or enough of their own financing to build speculative or model homes. The ability to have available either a speculative home or a model home can greatly increase the total number of homes a builder can sell per year, so despite the high cost of providing financing to builders today, we believe that there is a significant demand. Banks, which historically have been the most popular provider of financing for builders, are mostly not in that business today, or are in the business at a reduced level. We believe that this void in supply gives us the opportunity to profit in this niche business of providing financing to small-to-medium sized home builders.

Q:	What is the role of the Board of Managers?

A:	While our CEO and other executive officers are responsible for our day-to-day operations, our board of managers is responsible for governance over our business. Our board of managers is comprised of Daniel M. Wallach, who is also our CEO, and three independent managers, Eric A. Rauscher, Kenneth R. Summers, and Gregory L. Sheldon.

Q:	What kind of offering is this and how many Notes are outstanding?

A:	We are offering up to $70,000,000 in Notes. As of December 31, 2025, we have approximately $22,164,000 of Notes outstanding, consisting of Notes issued pursuant to our prior offerings. We previously engaged in four public offerings of Notes, the most recent of which terminated on March 15, 2026. Notes issued in our prior offerings rank equally to the Notes offered in this offering.

Q:	How are the Notes sold?

A:	The Notes are offered directly by us without an underwriter or placement agent. We may market the Notes by advertisements on the internet, advertisements in local and/or national newspapers, roadway sign advertisements, or through direct mail campaigns and other miscellaneous media in states in which we have properly registered the offering or qualified for an exemption from registration.

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Q:	What are the proposed terms of the Notes you are offering?

A:	The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. The interest rates will vary within the predetermined interest rate ranges, as described in this prospectus, but annual interest rates as of the date of this prospectus are as follows: 6% for 12-month Notes; 7% for 24-month Notes; 6.5% for 36-month Notes; and 8% for 48-month Notes. Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. When you make an investment, your rate will be fixed throughout the duration of your investment.

Q:	How is the interest rate determined?

A:	From time to time, we will establish the interest rate(s) we are offering for various maturities. By referring to the features (e.g., the maturities and interest rates) which are in effect at the time, you will see the interest rate(s) and maturities we are currently offering. The interest rate offered on the Notes depends on which maturity you select and is subject to a range, as follows:

Note Maturity	Minimum Rate	Ceiling
12-Month	5%	10%
24-Month	6%	10%
36-Month	5%	10%
48-Month	7%	11%

The interest rate on a Note purchased by you is fixed and will not change over the term of the Note.

Q:	What will you do with the proceeds raised from this offering?

A:	If all of the Notes offered by this prospectus are sold, we expect to receive approximately $69,270,000 in net proceeds (after deducting all costs and expenses associated with this offering). We intend to use substantially all of the net proceeds from this offering as follows and in the following order of priority:

●	to make payments on other borrowings, including loans from affiliates;

●	to pay Notes on their scheduled due date and Notes that we are required to redeem early;

●	to make interest payments on the Notes; and

●	to the extent we have remaining net proceeds and adequate liquidity, to fund any one or more of the following activities:

○	to extend commercial construction loans to homebuilders to build single or multi-family homes, develop lots, or rehabilitate an older home on an existing lot;

○	to make distributions to equity owners, including distributions on our preferred equity;

○	for working capital and other corporate purposes provided, however, no more than 20% of the proceeds will be used for such purposes;

○	to purchase defaulted secured debt from financial institutions at a discount;

○	to purchase defaulted unsecured debt from suppliers to homebuilders at a discount and then secure it with real estate or other collateral;

○	to purchase real estate, in which we will operate our business (one such purchase occurred in February 2017); and

○	to redeem Notes which we have decided to redeem prior to maturity.

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Q:	What is a Note?

A:	A Note is our promise to pay you a specified rate of interest for a specific period of time and to repay your principal investment upon maturity. The Notes are our general unsecured obligations and are subordinate in right of payment to all present and future senior debt. “Subordinated” means that if we are unable to pay our debts as they come due, all of the senior debt would be paid in full first. After the senior debt is paid in full, any remaining money would be used to repay the Notes and other subordinated debt that are equal to the Notes in priority. As of December 31, 2025, we had $20,269,000 in senior debt and approximately $34,191,000 in subordinated debt. We expect to incur debt in the future, including, but not limited to, more senior debt and the Notes offered pursuant to this offering.

Q:	What is an indenture?

A:	As required by United States federal law, the Notes will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The main role of the trustee is to enforce your rights against us if we are in default of our obligations under the Notes. Defaults are described in this prospectus under “Description of Notes - Events of Default.” There are some limitations on the extent to which the trustee acts on your behalf. These limitations are described in this prospectus under “Description of Notes - Events of Default.”

The Notes are issued under an indenture dated April 30, 2026, between us and U.S. Bank Trust Company, National Association, as trustee. The indenture does not limit the principal amount of debt securities that we may issue under it. The indenture is governed by Delaware law and is qualified under the Trust Indenture Act of 1939.

Q:	Is my investment in the Notes insured or guaranteed?

A:	No, the Notes are:

●	NOT certificates of deposit with an insured financial institution;

●	NOT guaranteed by any depository institution; and

●	NOT insured by the FDIC or any governmental or private insurance fund, or any other person or entity.

The Notes are backed only by the faith and credit of our Company and our operations. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our commercial lending activities, for the repayment of principal at maturity and the ongoing payment of interest on the Notes.

Q:	How is interest calculated and paid to me?

A:	Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365-day year (366-day in case of a leap year). Interest will be earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e., approximately 35-40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

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Q:	If I elect to have interest on the Note paid in one lump sum at maturity, can I change my election later?

A:	Yes, we will allow you to change your election so that you receive monthly payments of earned and unpaid interest instead. You should contact us at (302) 752-2688 (30-ASK-ABOUT) or use our website, www.shepherdsfinance.com, to learn the steps you should take to change your election.

Q:	When do the Notes mature?

A:	The Notes will generally mature based on the maturity date you select at the time of purchase, unless the Company chooses to redeem your Note prior to its stated maturity or, in certain circumstances, you require us to redeem your Note prior to its stated maturity.

Q:	May I redeem a Note prior to maturity?

A:

Beginning 180 calendar days after the issuance date, you may request, in writing, that we redeem the Note. Your request, however, is subject to our consent and we may decline your request at our choosing. If we agree to your redemption request, a 180-day interest penalty will be imposed. This means that you will not receive the last 180 days’ worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the penalty shall be deducted from the principal amount of the Note (i.e., we will subtract the remaining interest penalty from your original investment).

Holders of a Note with a 36-month maturity may require us to redeem all or a portion of such Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note at the stated rate to the redemption date, subject to certain restrictions primarily related to how much advance notice is provided to us. Furthermore, unless the subordination provisions in the indenture restrict our ability to make the redemption, a holder of a Note may also require us to redeem all or a portion of their Note, regardless of amount and without any interest penalty, for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note at the stated rate to the redemption date, upon one business day’s advance notice to us, but only if the holder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by us, if any; provided, however, (i) a holder may only reinvest in another Note with a maturity that is equal to or greater than the period remaining until the maturity date for the Note to be redeemed and (ii) a holder may only reinvest in a Note with a 36-month maturity if the holder is seeking to redeem a Note with a 36-month maturity. The restriction requiring you to wait until 180 days have passed from the issuance of your Note to request a redemption does not apply to the redemptions described in this paragraph. See the “Description of Notes - Additional Redemption Options for Notes with a 36-Month Maturity” section of this prospectus for additional information.

Q:	What happens if I die prior to the maturity date?

A.	At the written request of the executor or administrator of your estate (or if your Note is held jointly with another investor, the joint owner of your Note), we will redeem any Note at any time after death. The redemption price will be equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such request as soon as reasonably possible based on our cash position at the time and our then current cash needs, but generally within two weeks of the request. It is possible that the subordination provisions in the indenture may restrict our ability to honor your request.

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Q:	Can you force me to redeem my Note?

A:	Yes. At any time, we may call all or a portion of your Note for redemption. We will give you 30 to 60 days’ notice of the mandatory redemption and repay your Note for a price equal to the principal amount plus earned but unpaid interest to the day we repay your Note.

Q:	Are there any JOBS Act considerations?

A.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. Such exemptions include, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations relating to executive compensation in proxy statements and periodic reports, and exemptions from the requirement to hold a non-binding advisory vote on executive compensation and obtain shareholder approval of any golden parachute payments not previously approved.

Additionally, under Section 107 of the JOBS Act, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we have elected to “opt out” of such extended transition periods, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition periods for compliance with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement, (iii) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common equity held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter), or (iv) the date on which we have, during the preceding three year period, issued more than $1 billion in non-convertible debt.

Q:	What are some of the significant risks of my investment in the Notes?

A:	You should carefully read and consider all risk factors beginning on page 12 of this prospectus prior to investing. A summary of the principal risk factors we face is also contained in the “Summary of Principal Risk Factors” section of this prospectus.

Q:	How do I purchase a Note?

A.	You may purchase a Note from us by visiting our website at www.shepherdsfinance.com and following the instructions under the heading “Investors” and then “Our Investment Process” or by calling (302) 752-2688 (30-ASK-ABOUT) to request a copy of the prospectus along with an investment application. Upon receipt of your application and investment check and the acceptance and posting of your investment, we will send you a confirmation, which describes, among other things, the term, interest rate, and principal amount of your Note.

We reserve the right to reject any investment. Among other reasons, we may reject an investment if the information in your investment application is incorrect or incomplete, or if the interest rate or maturity you have selected has not been offered by us in the past seven calendar days for your desired investment amount at the time we receive your investment documents.

Q:	Whom may I contact for more information?

A:	You can obtain additional copies of this prospectus and review the established features of the Notes at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). However, the information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should contact your own investment, tax, and other financial advisors.

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PROSPECTUS SUMMARY

This summary highlights selected information, most of which was not otherwise addressed in the “Questions and Answers” section of this prospectus. For more information about us, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” the consolidated financial statements and other consolidated financial data, any related prospectus supplement, and the documents we have referred you to in the “Where You Can Find More Information” section. There will be no trading market for the Notes, so you will not be able to use the money you invest until the maturity or other repayment of the Note. Your right to be repaid prior to maturity is at our sole discretion, except upon your death and except for holders of certain 36-month Notes.

Our Company and Our Business

Our business is focused on commercial lending to participants in the residential construction and development industry. We believe this market is underserved because of the lack of traditional lenders currently participating in the market. We are located in Jacksonville, Florida. We are organized as a Delaware limited liability company and our operations are governed pursuant to our limited liability company agreement.

The commercial loans we extend are secured by mortgages on the underlying real estate. We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. In some circumstances, the lot is purchased with an older home on the lot which is then either removed or rehabilitated. If the home is rehabilitated, the loan is referred to as a “rehab” loan. As we continue to grow our business, we are focusing some of our efforts on our rehab loan program, which we believe in the long run will face less bank competition and have more stable demand than our new construction program. We also extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential building lots. In addition, we may, depending on our cash position and the opportunities available to us, do none, any or all of the following: purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, purchase real estate in which we will operate our business, and conduct other business related to or in coordination with extending loans to homebuilders and developers. Our investment policies may be amended or changed at any time by our board of managers.

We had $59,223,000 and $49,254,000 in loan assets as of December 31, 2025 and December 31, 2024, respectively. As of December 31, 2025, we had 151 construction loans in 20 states with 53 borrowers and 13 development loans in nine states with 12 borrowers. As of December 31, 2025, two of the development loans are with a borrower in Pittsburgh, Pennsylvania. We have various sources of capital, detailed below:

(All dollar [$] amounts shown in table in thousands.)	December 31, 2025	December 31, 2024
Capital Source
Purchase and sale agreements and other secured borrowings	$18,431	$20,359
Secured line of credit from affiliates	26	743
Unsecured line of credit (senior)	—	750
Unsecured Notes through our Notes Program, gross	22,164	19,968
Other unsecured debt	13,839	14,645
Preferred equity, Series C units	7,042	6,430
Common equity	1,169	2,143

Total	$62,671	$65,038

Economic and Industry Dynamics

We found a niche in the home construction financing industry, to become the lender of choice or secondary lender to residential homebuilders during the absence of sufficient lending at the homebuilder’s local financial institution or community bank. Our customers increase their sales and profits by borrowing from us and, in return we generate positive returns on secured loans we make to them.

Risk and Mitigation

We believe that while creating speculative construction loans is a high-risk venture, the reduction in competition, the differences in our lending versus typical small bank lending, and our loss mitigation techniques will all help this type of lending to continue to be a profitable business.

We engage in various activities to try to mitigate the risks inherent in this type of lending by:

●	Keeping the loan-to-value ratio, or LTV, between 60% and 75% on a portfolio basis, however, individual loans may, from time to time, have a greater LTV;

●	Generally using deposits from the builder on home construction loans to ensure the completion of the home. Lending losses on defaulted loans are usually a higher percentage when the home is not built, or is only partially built;

●	Having a higher yield than other forms of secured real estate lending;

●	Using interest escrows from our loans;

●	Aggressively working with builders who are in default on their loan before and during foreclosure. This technique generally yields a reduced realized loss; and

●	Market grading. We review all lending markets, analyzing their historic housing start cycles. Then, the current position of housing starts is examined in each market. Markets are classified into volatile, average, or stable, and then graded based on that classification and our opinion of where the market is in its housing cycle. This grading is then used to determine the builder deposit amount, LTV, and how much of the lot purchase the builder is required to fund.

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The Offering

Securities Offered	We are offering up to $70,000,000 in aggregate principal amount of our Notes in this public offering (the “Notes Program”). The Notes will be governed by an indenture between us and U.S. Bank Trust Company, National Association, as trustee. The Notes will not have the benefit of a sinking fund and will not be guaranteed by the FDIC or any governmental or private insurance fund, or any other person or entity.

Minimum Investment (in whole dollars)	A minimum investment of $500 is required.

Maximum Investment (in whole dollars)	The maximum investment is $1,000,000 per Note, or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis.

Interest Rate	Various rates will be offered by us from time to time, which will be impacted by the maturity selected by you (see “Maturity,” below), and will be subject to a range, as follows:

Note Maturity	Minimum Rate	Ceiling
12-Month	5%	10%
24-Month	6%	10%
36-Month	5%	10%
48-Month	7%	11%

The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. The interest rates will vary within the predetermined interest rate ranges, but annual interest rates as of the date of this prospectus are as follows: 6.00% for 12-month Notes; 7.00% for 24-month Notes; 6.50% for 36-month Notes; and 8.00% for 48-month Notes. Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. When you make an investment your interest rate will be fixed throughout the duration of your investment.

Payment of Interest	Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. Interest will be earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e., approximately 35-40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

Maturity	Ranging from 12 months to 48 months from the date of issuance.

Redemption by You	Subject to our agreement in our sole discretion, you may request that we redeem a Note purchased by you at any time beginning 180 calendar days after the issuance date, with a 180-day interest penalty. This means that you will not receive the last 180 days’ worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the interest penalty shall be deducted from the principal amount of the Note (i.e., we will subtract the remaining interest penalty from your original investment).

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Holders of a Note with a 36-month maturity may require us to redeem all or a portion of such Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note at the stated rate to the redemption date, subject to certain restrictions primarily related to how much advance notice is provided to us. Furthermore, unless the subordination provisions in the indenture restrict our ability to make the redemption, a holder of a Note may also require us to redeem all or a portion of their Note, regardless of amount and without any interest penalty, for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note at the stated rate to the redemption date, upon one business day’s advance notice to us, but only if the holder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by us, if any; provided, however, (i) a holder may only reinvest in another Note with a maturity that is equal to or greater than the period remaining until the maturity date for the Note to be redeemed and (ii) a holder may only reinvest in a Note with a 36-month maturity if the holder is seeking to redeem a Note with a 36-month maturity. The restriction requiring you to wait until 180 days have passed from the issuance of your Note to request a redemption does not apply to the redemptions described in this paragraph. See the “Description of Notes - Additional Redemption Options for Notes with a 36-Month Maturity” section of this prospectus for additional information.

Redemption in the Event of Death	Unless the subordination provisions in the indenture restrict our ability to make the redemption, at the written request of the executor or administrator of your estate (or if your Note is jointly held with another investor, at the written request of your joint investor), we will redeem the Note at any time after death for a redemption price equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such redemption request as soon as reasonably possible, based on our then current cash position and needs, but generally within two weeks of the request.

Redemption by Us	At any time we may call your Note for redemption upon 30 to 60 days’ notice. The redemption price will be equal to the principal amount plus accrued and unpaid interest to the date of the redemption.

Subordination	The Notes are subordinated, in all rights to payment and in all other respects, to all of our senior debt. Senior debt includes, without limitation, all of our bank debt, our secured lines of credit from affiliates, our unsecured line of credit, senior subordinated debt, and any debt we obtain in the future. This means that if we are unable to pay our debts when due, all of the senior debt would be paid first, before any payment would be made on the Notes.

Events of Default	Under the indenture, an event of default is generally defined as (1) a default in the payment of principal or interest on the Notes that is not cured for 30 days, (2) bankruptcy or insolvency, or (3) our failure to comply with provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after the receipt of a specific notice.

Transfer Restrictions	Transfer of a Note is effective only upon the receipt of valid transfer instructions from the Note holder of record.

Trustee	U.S. Bank Trust Company, National Association

Plan of Distribution	This offering is being conducted directly by us, without any underwriter or placement agent.

Charitable Match Program	We offer a charitable match program for interest payments that you elect to give to a qualifying charity. If you choose to participate in the program and donate all or a portion of your interest payments to charity, when we calculate your interest, we will deduct the percentage of interest you selected and keep track of that amount separate from your information. After interest is calculated for all Note holders at the beginning of December of each year, all of the money for each charity will be totaled up and sent in one check to each charity. Each check will have the name and address of each contributor, and the amount each contributed. Our matching portion will be included in the total check. We will match your interest payment donation up to 10% of your interest.

Risk Factors	See “Risk Factors” beginning on page 12 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Notes.

9

SUMMARY OF PRINCIPAL RISK FACTORS

Below is a summary of the principal risk factors we face. Please read it carefully and refer to the more detailed descriptions of the risk factors in the “Risk Factors” section of this prospectus.

●	Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which may be limited at times), our experience, the collateral securing our loans, and our ability to manage our business and generate adequate cash flows.

●	The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.

●	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

●	You will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company as is customarily performed in underwritten offerings.

●	We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.

●	Our business is not industry-diversified. Deterioration in the homebuilding industry or economic conditions could decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the national downturn in the real estate market that began in 2007 would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

●	Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, who is concentrated in the Pittsburgh, Pennsylvania market, for a significant portion of our revenues. Our second largest customer is in the Central and Southwest Florida market and is also a significant portion of our portfolio.

●	Most of our assets are commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.

●	If we lose or are unable to hire or retain key personnel, we may be delayed or unable to implement our business plan, which would adversely affect our ability to repay the Notes.

10

●	We have entered into loan purchase and sale agreements with third parties to sell them portions of some of our loans. This increases our leverage. While the agreements are intended to increase our profitability, large loan losses and/or idle cash could actually reduce our profitability, which could impair our ability to pay principal and/or interest on the Notes.

●	Management has broad discretion over the use of proceeds from this offering, and it is possible that the funds will not be used effectively to generate enough cash for payment of principal and interest on the Notes.

●	If a large number of our current and prospective borrowers are unable to repay their loans within a normal average number of months, we will experience a significant reduction in our income and liquidity, and may not be able to repay the Notes as they become due.

●	We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

●	We have unfunded commitments to builders as of December 31, 2025. If every builder borrowed every amount allowed (which would mean all of their homes were complete) and no builders paid us back, we would need to fund that amount. While some of that amount would automatically come from our loan purchase and sale agreements, the rest would have to come from our Notes Program and/or our lines of credit. Therefore, we may not have the ability to fund our commitments to builders.

●	We have a significant amount of debt and expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss. Our present and future senior debt may make it difficult to repay the Notes.

●	Payment on the Notes is subordinate to the payment of our outstanding present and future senior debt, if any. Since there is no limit to the amount of senior debt we may incur, our present and future senior debt may make it difficult to repay the Notes.

●	Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.

●	Our CEO (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made available to us, which could result in actions that are not in the best interests of our Note holders.

●	The indenture and terms of our Notes do not restrict our use of leverage. A relatively small loss can cause over leveraged companies to suffer a material adverse change in their financial position. If this happened to us, it may make it difficult to repay the Notes.

11

RISK FACTORS

Our operations and your investment in the Notes are subject to a number of risks. You should carefully read and consider these risks, together with all other information in this prospectus, before you decide to buy the Notes. If any of these risks occur in the future, our business, consolidated financial condition, operating results, and cash flows and our ability to repay the Notes could be materially adversely affected.

Risks Related to Our Offering and Business

Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which may be limited at times), our experience, the collateral securing our loans, and our ability to manage our business and generate adequate cash flows.

Our Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution and are not insured by the FDIC or any governmental or private insurance fund, or any other entity. Therefore, you are dependent upon our ability to manage our business and generate adequate cash flows. If we are unable to generate sufficient cash flow to repay our debts, you could lose your entire investment.

The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.

The Notes may not be a suitable investment for you, and we advise you to consult with your investment, tax, and other professional financial advisors prior to deciding whether to invest in the Notes. The characteristics of the Notes, including the maturity and interest rate, may not satisfy your investment objectives. The Notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience, and other factors. Before deciding whether to purchase Notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the Notes in relation to your other investments and the diversity of those holdings. If you cannot afford to lose all of your investment, you should not invest in these Notes.

There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

The Notes are not listed on a national securities exchange or authorized for quotation on the Nasdaq stock market, or any securities exchange. The Notes do not have a CUSIP identification number. There is no trading market for the Notes. It is unlikely that the Notes will be able to be used as collateral for a loan. Except as described elsewhere in this prospectus, you have no right to require redemption of the Notes. You should only purchase these Notes if you do not have the need for your money prior to the maturity of the Note.

You will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company as is customarily performed in underwritten offerings.

The Notes are being offered by our CEO without an underwriter or placement agent. Therefore, you will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company. Accordingly, you should consult your investment, tax, and other professional financial advisors prior to deciding whether to invest in the Notes.

12

Our business is not industry-diversified. Deterioration in the homebuilding industry or economic conditions, including as a result of pandemics or wars, could decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the national downturn in the real estate market that began in 2006 would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

Developers and homebuilders to whom we may make loans use the proceeds of our loans to develop raw land into residential home lots and construct homes. The developers obtain the money to repay our development loans by selling the residential home lots to homebuilders or individuals who will build single-family residences on the lots, or by obtaining replacement financing from other lenders. A developer’s ability to repay our loans is based primarily on the amount of money generated by the developer’s sale of its inventory of single-family residential lots. Homebuilders obtain the money to repay our loans by selling the homes they construct or by obtaining replacement financing from other lenders, and thus, the homebuilders’ ability to repay our loans is based primarily on the amount of money generated by the sale of such homes.

The homebuilding industry is cyclical and is significantly affected by changes in industry conditions, as well as in general and local economic conditions, such as:

●	employment level and job growth;

●	demographic trends, including population increases and decreases and household formation;

●	availability of financing for homebuyers;

●	interest rates;

●	affordability of homes;

●	consumer confidence;

●	levels of new and existing homes for sale, including foreclosed homes and homes held by investors and speculators; and

●	housing demand generally.

These conditions may occur on a national scale or may affect some of the regions or markets in which we operate more than others.

We generally lend a percentage of the values of the homes and lots. These values are determined shortly prior to the lending. If the values of homes and lots in markets in which we lend drop fast enough to cause the builders losses that are greater than their equity in the property, we will be forced to liquidate the loan in a fashion which will cause us to lose money. If these losses when combined and added to our other expenses are greater than our revenue from interest charged to our customers, we will lose money overall, which will hurt our ability to pay interest and principal on the Notes. Values are typically affected by demand for homes, which can change due to many factors, including but not limited to, demographics, interest rates, the overall economy, which can be impacted by outbreaks of communicable illnesses, cost of building materials and labor, availability of financing for end-users, inventory of homes available, wars, and governmental action or inaction. If there is a tightening of the credit markets, it would be more difficult for potential homeowners to obtain financing to purchase homes. If housing prices decline or sales in the housing market decline, our customers may have a hard time selling their homes at a profit. This could cause the amount of defaulted loans that we will have to increase. An increase in defaulted loans would reduce our revenue and could lead to losses on our loans. A decline in housing prices will further increase our losses on defaulted loans. If the amount of defaulted loans or the loss per defaulted loan is large enough, we will operate at a loss, which will decrease our equity. This could cause us to become insolvent, and we will not be able to pay back Note holders’ principal and interest on the Notes.

13

The homebuilding industry could experience adverse conditions, and the industry’s implementation of strategies in response to such conditions may not be successful.

The United States homebuilding industry experienced a significant downturn beginning in 2007. During the downturn, many homebuilders focused on generating positive operating cash flow, resizing and reshaping their product for a more price-conscious consumer and adjusting finished new home inventories to meet demand, and did so in many cases by significantly reducing the new home prices and increasing the level of sales incentives. Notwithstanding these strategies, homebuilders continued to experience an elevated rate of sales contract cancelations, as many of the factors that affect new sales and cancelation rates are beyond the control of the homebuilding industry. Although the homebuilding industry has experienced positive gains over the last decade, there can be no assurance that these gains will continue, or if there is a negative impact on the homebuilding industry’s expectations for future home sales. The homebuilding industry could suffer similar, or worse, adverse conditions in the future. Decreases in new home sales would increase the likelihood of defaults on our loans and, consequently, reduce our ability to repay Note holders’ principal and interest on the Notes.

We have $59,223,000 of loan assets, net as of December 31, 2025. A 35% reduction in total collateral value would reduce our earnings and net worth by $6,468,000. Larger reductions would result in lower earnings and lower net worth.

As of December 31, 2025, we had $59,223,000 of loan assets, net on our books. These assets are recorded on our balance sheet at the lower of the loan amount or the value of the collateral after deduction for expected selling expenses. A reduction in the value of the underlying collateral could result in significant losses. A 35% reduction, for instance, would result in a $6,468,000 loss. Accordingly, our business is subject to the risk of a loss of a portion of our Note holders’ investments if such a reduction were to occur.

We have $17,168,000 of development loan assets as of December 31, 2025, which unlike our construction loans, are long term loans. This longer duration as well as the nature of collateral (raw ground and lots) creates more risk for that portion of our portfolio.

We have $17,168,000 development loan assets as of December 31, 2025. Development loans are riskier than construction loans for two reasons: the duration of the loan and the nature of the collateral. The duration (being three to five years as compared to generally less than one year on construction loans) allows for a greater period of time during which the collateral value could decrease. Also, the collateral value of development loans is more likely to change in greater percentages than that of built homes. For example, during a 70% reduction in housing starts, newly completed homes still have value, but lots may be worthless. This added risk to this portion of our portfolio adds risk to our investors as our net worth would be significantly impacted by losses.

We have $169,000 of real estate investments as of December 31, 2025. A 35% reduction in our real estate investments would reduce our earnings and net worth by $59,000. Larger reductions would result in lower earnings and lower net worth.

As of December 31, 2025, we had $169,000 of real estate investments on our books. These assets are recorded on our balance sheet at cost. A reduction in the value could result in significant losses. A 35% reduction, for instance, would result in a $59,000 loss. Accordingly, our business is subject to the risk of a loss of a portion of our Note holders’ investments if such a reduction were to occur.

Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, who is concentrated in the Pittsburgh, Pennsylvania market, for a significant portion of our revenues and a portion of our capital. Our second largest customer is in the Central and Southwest Florida market and is also a significant portion of our portfolio.

As of December 31, 2025, 36% of our outstanding loan commitments consisted of loans made to Benjamin Marcus Homes, LLC and 339 Justabout Land Co, LLC, both of which are owned by Mark Hoskins and family (collectively both parties are referred to herein as the “Hoskins Group”). We refer to the loans to the Hoskins Group as the “Pennsylvania Loans.” The Hoskins Group is concentrated in the Pittsburgh, Pennsylvania market.

Currently, we are reliant upon a single developer and homebuilder who is concentrated in a single city, for a significant portion of our revenues and a portion of our capital. Any event of bankruptcy, insolvency, or general downturn in the business of this developer and homebuilder or in the Pittsburgh housing market generally will have a substantial adverse financial impact on our business and our ability to pay back Note holders’ investments in the Notes in the long term. Adverse conditions affecting the local housing market could include, but are not limited to, declines in new housing starts, declines in new home prices, declines in new home sales, increases in the supply of available building lots or built homes available for sale, increases in unemployment, and unfavorable demographic changes. One of our independent managers, Gregory L. Sheldon, also lends money to the Hoskins Group and, consequently, Mr. Sheldon may face conflicts of interest in the advice that he provides to us, including if any such adverse condition were to materialize.

In addition, as of December 31, 2025, 7% of our outstanding loan commitments consisted of loans made to our second largest customer, in Central and Southwest Florida.

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We have $499,000 of foreclosed assets as of December 31, 2025, which unlike our loans, are recorded on our balance sheet at the value of the collateral, net of estimated selling expenses.

We have foreclosed assets of $499,000 as of December 31, 2025. A reduction in the value of the underlying collateral of our foreclosed assets could result in significant losses. For example, a 35% reduction in the value of the underlying collateral (net of estimated selling expenses) would result in a $175,000 loss. Our business is subject to an increased risk of not being able to repay our Note Holders’ investments in a timely manner if such a reduction were to occur.

Changes in mortgage interest rates, reductions in mortgage availability, or increases in other costs of home ownership could prevent potential customers from buying new homes and adversely affect our business and financial results.

An increase in mortgage rates could reduce the value of the homes that our customers sell. A decrease in mortgage rates could also reduce the value of the homes that our customers sell, as it could cause a flood of resale homes to hit the market. Other changes could also make it more difficult for our customers to sell homes, including but not limited to reduced mortgage availability, increases in taxes, and increases in other cost of home ownership. These factors increase the likelihood of defaults on our loans, which would adversely affect our business and consolidated financial results.

Most of our assets are commercial construction loans to homebuilders and/or developers which are a higher-than-average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to Note holders.

Our primary business is extending commercial construction loans to homebuilders, along with some loans for land development. These loans are considered higher risk because the ability to repay depends on the homebuilder’s ability to sell a newly built home. These homes typically are not sold by the homebuilder prior to commencement of construction. Therefore, we may have a higher risk of loan default among our customers than other commercial lending companies. If we suffer increased loan defaults in any given period, our operations could be materially adversely affected, and we may have difficulty making our principal and interest payments on the Notes.

Our underwriting standards and procedures are more lenient than conventional lenders.

We invest in loans with borrowers who will not be required to meet the credit standards of conventional mortgage lenders, which is riskier than investing in loans made to borrowers who are required to meet those higher credit standards. Because we generally approve loans more quickly than some other lenders or providers of capital, there may be a risk that the due diligence we perform as part of our underwriting procedures will not reveal the need for additional precautions. If so, the interest rate that we charge and the collateral that we require may not adequately protect us or generate adequate returns for the risk undertaken.

If we lose or are unable to hire or retain key personnel, we may be delayed or unable to implement our business plan, which would adversely affect our ability to repay the Notes.

We do not have an employment agreement with any of our employees and cannot guarantee that they will remain affiliated with us. Although we have purchased key person life insurance on our CEO, we do not have key person insurance on any of our other employees. If any of our key employees were to cease their affiliation with us, our consolidated operating results could suffer. We believe that our future success depends, in part, upon our ability to hire and retain additional personnel. We cannot assure our investors that we will be successful in attracting and retaining such personnel, which could hinder our ability to implement our business plan.

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Employee misconduct could harm us by subjecting us to monetary loss, significant legal liability, regulatory scrutiny, and reputational harm.

Our reputation is critical to maintaining and developing relationships with our existing and potential customers and third parties with whom we do business. There is a risk that our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage - or be accused of engaging - in illegal or suspicious activities including fraud or theft, we could suffer direct losses from the activity, and in addition we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial condition, customer relationships, and ability to attract future customers or employees. Employee misconduct could prompt regulators to allege or to determine based upon such misconduct that we have not established adequate supervisory systems and procedures to inform employees of applicable rules or to detect and deter violations of such rules. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business.

A failure in, or breach of, our operational or security systems or infrastructure, or those of our third-party vendors, including because of cyber-attacks, could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs, and cause losses.

We rely heavily on communications and information systems to conduct our business. Information security risks for our business have generally increased in recent years in part because of the proliferation of new technologies; the use of the Internet and telecommunications technologies to process, transmit, and store electronic information, including the management and support of a variety of business processes, including financial transactions and records, personally identifiable information, and customer and investor data; and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, our operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Certain of our software and technology systems have been developed internally and may be vulnerable to unauthorized access or disclosure. Our business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber-attacks.

Our business relies on its digital technologies, computer and email systems, software, and networks to conduct its operations. Although we have information security procedures and controls in place, our technologies, systems, and networks and, because the nature of our business involves the receipt and retention of personal information about our customers, our customers’ personal accounts may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our customers’, or other third parties’ confidential information. Third parties with whom we do business or who facilitate our business activities, including intermediaries or vendors that provide service or security solutions for our operations, and other third parties, could also be sources of operational and information security risk to us, including breakdowns or failures of their own systems or capacity constraints. In addition, hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security.

While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data, and networks from attack, damage, or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our business and customers, or cyber-attacks or security breaches of the networks or systems, could result in regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on our results of operations or financial condition. Furthermore, if such attacks are not detected immediately, their effect could be compounded.

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We are susceptible to customer fraud which includes among other things wires and ACHs and could cause us to suffer losses on our loan portfolio.

Because most of our customers do not publicly report on their financial condition and therefore typically are not required to be audited on a regular basis, we are susceptible to a customer’s fraud, which could cause us to suffer losses on our loan portfolio. The failure of a customer to accurately report its financial position, compliance with loan covenants, or eligibility for additional borrowings could result in our providing loans that do not meet our underwriting criteria, defaults in loan payments, and the loss of some or all of the principal of a particular loan or loans. Customer fraud can come in other forms, including but not limited to fraudulent invoices for work done, appraisal fraud, and fraud related to inspections done by third parties.

We have entered into loan purchase and sale agreements with third parties to sell them portions of some of our loans. This increases our leverage. While the agreements are intended to increase our profitability, large credit losses and/or idle cash could actually reduce our profitability, which could impair our ability to pay principal and/or interest on the Notes.

The loan purchase and sale agreements we entered have allowed us to increase our loan assets and debt. If loans that we create have significant losses, the benefit of larger balances can be outweighed by the additional credit losses. Also, while these transactions are booked as secured financing, they are not lines of credit. Accordingly, we will have increased our loan balances without increasing our lines of credit, which can cause a decrease in liquidity. One solution to this liquidity problem is having idle cash for liquidity, which then could reduce our profitability. If either of these problems is persistent and/or significant, our ability to pay interest and principal on our Notes may be impaired.

Management has broad discretion over the use of proceeds from this offering, and it is possible that the funds will not be used effectively to generate enough cash for payment of principal and interest on the Notes.

We expect to use the proceeds from this offering for purposes detailed in the “Questions and Answers” and “Use of Proceeds” sections. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used.

Additional competition may decrease our profitability, which would adversely affect our ability to repay the Notes.

We may experience increased competition for business from other companies and financial institutions that are willing to extend the same types of loans that we extend at lower interest rates and/or fees. These competitors also may have substantially greater resources, lower cost of funds, and a better-established market presence. If these companies increase their marketing efforts to our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates, interest income, or fees could have an adverse impact on our profitability and our ability to repay the Notes.

Customers not paying interest causes reduced profitability or losses. An increase in the dollar amount of loans not paying interest may adversely affect our ability to repay the Notes.

We typically have some balance of loans not paying interest. Some of those loans, when they are resolved, never end up collecting unpaid interest. Typically, the amount of nonpaying loans is around 10% of our outstanding balance. If this percentage goes up significantly, as it did at the start of the COVID-19 pandemic, this causes us to lose money because we are paying interest without receiving interest. If these losses are significant, it can inhibit our ability to pay principal and interest on the Notes.

Our real estate loans are illiquid, which could restrict our ability to respond rapidly to changes in economic conditions.

The real estate loans we currently hold and intend to extend are illiquid. As a result, our ability to sell under-performing loans in our portfolio or respond to changes in economic, financial, investment, and other conditions may be very limited. We cannot predict whether we will be able to sell any real estate loan for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a loan. The relative illiquidity of our loan assets may impair our ability to generate sufficient cash to make required interest and principal payments on the Notes.

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Our systems and procedures might be inadequate to handle our potential growth. Failure to successfully improve our systems and procedures would adversely affect our ability to repay the Notes.

We may experience growth that could place a significant strain upon our operational systems and procedures. Initially, all of our computer systems used electronic spreadsheets, and we utilized other methods that a small company would use. Over time we added accounting, loan and production documentation, administration, servicing, and investing systems which many banks use to produce closing documents for loans. If any of these systems fail, they could have a material adverse effect on our business, financial condition, results of operations, and, ultimately, our ability to repay principal and interest on the Notes.

If we do not meet the requirements to maintain effective internal controls over financial reporting, our ability to raise new capital will be harmed.

If we do not maintain effective internal controls over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, then it could result in delaying future SEC filings or future offerings. If future SEC filings or future offerings are delayed, it could have an extreme negative impact on our cash flow causing us to default on our obligations, including on the Notes.

We are required to devote resources to comply with various provisions of the Sarbanes-Oxley Act, including Section 404 relating to internal controls testing, and this may reduce the resources we have available to focus on our core business.

Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, or PCAOB, our management is required to report on the effectiveness of our internal controls over financial reporting. We may encounter problems or delays in completing any changes necessary to our internal controls over financial reporting. Among other things, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Any failure to comply with the various requirements of the Sarbanes-Oxley Act may require significant management time and expenses and divert attention or resources away from our core business. In addition, we may encounter problems or delays in completing the implementation of any requested improvements provided by our independent registered public accounting firm.

We are subject to the risk of significant losses on our loans because we do not require our borrowers to insure the title of their collateral for our loans.

It is customary for lenders who extend loans secured by real estate to require the borrower to provide title insurance with minimum coverage amounts set by the lender. We do not require most of our homebuilders to provide title insurance on their collateral for our loans to them. This represents an additional risk to us as the lender. The homebuilder may have a title problem which normally would be covered by insurance, but may result in a loss on the loan because insurance proceeds are not available.

The collateral securing our real estate loans may not be sufficient to pay back the principal amount in the event of a default by the borrowers.

In the event of default, our real estate loan investments are generally dependent entirely on the loan collateral to recover our investment. Our loan collateral consists primarily of a mortgage on the underlying property. In the event of a default, we may not be able to recover the premises promptly and the proceeds we receive upon sale of the property may be adversely affected by risks generally related to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies (including environmental legislation), wars, acts of God, and other factors which are beyond our or our borrowers’ control. Current market conditions may reduce the proceeds we are able to receive in the event of a foreclosure on our collateral. Our remedies with respect to the loan collateral may not provide us with a recovery adequate to recover our investment.

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If a large number of our current and prospective borrowers are unable to repay their loans within a normal average number of months, we will experience a significant reduction in our income and liquidity and may not be able to repay the Notes as they become due.

Construction loans that we extend are expected to be repaid in a normal average number of months, typically nine months, depending on the size of the loan. Development loans are expected to last for many years. We have interest paid on a monthly basis, but also charge a fee which will be earned over the life of the loan. If these loans are repaid over a longer period of time, the amount of income that we receive on these loans expressed as a percentage of the outstanding loan amount will be reduced, and fewer loans with new fees will be able to be made, since the cash will not be available. This will reduce our income as a percentage of the Notes, and if this percentage is significantly reduced it could impair our ability to pay principal and interest on the Notes.

Our cost of funds is substantially higher than that of banks.

Because we do not offer FDIC insurance, and because we want to grow our Notes Program faster than most banks want to grow their CD base, our Notes offer significantly higher rates than bank CDs. Our cost of funds is higher than banks’ cost of funds due to, among other factors, the higher rate that we pay on our Notes and other sources of financing. This may make it more difficult for us to compete against banks when they re-join our niche lending market in large numbers. This could result in losses which could impair or eliminate our ability to pay interest and principal on our outstanding Notes.

We are subject to the general market risks associated with real estate construction and development.

Our financial performance depends on the successful construction and/or development and sale of the homes and real estate parcels that serve as security for the loans we make to homebuilders and developers. As a result, we are subject to the general market risks of real estate construction and development, including weather conditions, the price and availability of materials used in construction of homes and development of lots, environmental liabilities and zoning laws, and numerous other factors that may materially and adversely affect the success of the projects.

Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of Note holders’ investments is completely dependent upon our successful operation of our business.

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks, and thrift institutions, and are not subject to periodic compliance examinations by federal or state banking regulators. For example, we will not be well diversified in our product risk, and we cannot benefit from government programs designed to protect regulated financial institutions. Therefore, an investment in our Notes does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on any Notes purchased by a Note holder is completely dependent upon our successful operations of our business. To the extent that we do not successfully operate our business, our ability to pay interest and principal on the Notes will be impaired.

We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.

At any time, we may redeem all or a portion of the outstanding Notes purchased by you prior to their maturity. In the event we redeem any part or all of your Notes early, you would have the risk of reinvesting the proceeds at the then-current market rates, which may be higher or lower.

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We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies.

We will remain an “emerging growth company” until the earliest of (1) the last day of the first fiscal year in which we have total annual gross revenues of $1.235 billion or more, (2) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement, (3) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common equity held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months), or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with new requirements adopted by the PCAOB which require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements, (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise), (4) provide certain disclosures relating to executive compensation generally required for larger public companies, or (5) hold shareholder advisory votes on executive compensation.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we have elected to “opt out” of such extended transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

We are exposed to the risk of environmental liabilities with respect to properties of which we take title. Any resulting environmental remediation expense may reduce our ability to repay the Notes.

In the course of our business, we foreclose and take title to real estate that could be subject to environmental liabilities. We also have invested in several real estate projects. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical release at any property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

We are exposed to risks associated with residential real estate development and construction which may reduce our ability to repay the Notes.

Real estate development and construction, including homebuilding activities, entail risks that may adversely impact our results of operations, cash flows and financial condition, including:

●	general market conditions;

●	construction delays or cost overruns, which may increase project development costs;

●	labor costs and shortages of skilled labor, particularly as a result of the recent low unemployment rate;

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●	supply chain disruptions and material shortages;

●	current or potentially new and rapidly evolving tariffs or quotas;

●	claims for construction defects after property has been developed, including claims by purchasers and property owners’ associations, and claims for construction defects arising from third-party contractors;

●	the discovery of hazardous or toxic substances, or other environmental, culturally-sensitive, or related issues;

●	weather-related and geological interference, including hurricanes, landslides, earthquakes, floods, drought, wildfires and other events, which may result in delays or increased costs;

●	an inability to obtain required governmental permits and authorizations;

●	compliance with building codes and other local regulations;

●	unavailability of raw materials when needed, which may result in project delays, stoppages or interruptions, which may make the project less profitable; and

●	insufficient infrastructure capacity or availability (e.g., water, sewer and roads) to serve the needs of our projects;

Persons investing the assets of employee benefit plans, qualified retirement plans, IRAs, and other tax-favored benefit accounts should consider the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and related risks of investing in the Notes.

ERISA Section 406 and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions that involve (i) a pension, 401(k), or other qualified retirement plan or employee benefit plan subject to ERISA (“plan”), or a tax-favored benefit account such as an individual retirement account or annuity, Archer MSA, health savings account, or Coverdell education savings account (“account”), and (ii) any person who is a “party-in-interest” or “disqualified person” with respect to such a plan or account. Consequently, the fiduciary of a plan or owner of an account contemplating an investment in the Notes should consider whether we, any other person associated with the issuance of the Notes, or any of our or their affiliates, is or might become a “party-in-interest” or “disqualified person” with respect to the plan or account and, if so, whether an exemption from such prohibited transaction rules is applicable.

In addition, if you are investing the assets of an individual retirement account or annuity (“IRA”) or a qualified or nonqualified pension or retirement plan, you should satisfy yourself that your investment (i) is consistent with your fiduciary obligations under ERISA and other applicable law, (ii) is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy, and (iii) satisfies any prudence and diversification requirements that may apply under ERISA or other applicable law. You should also determine that your investment will not impair the liquidity of the plan’s trust or the IRA and will not produce UBTI for the plan’s trust or the IRA; or, if it does produce UBTI, that the purchase and holding of the Notes is still consistent with your fiduciary obligations. You should also satisfy yourself that you will be able to value the assets of the plan annually or as otherwise required by ERISA or other applicable law.

For further discussion of issues and risks associated with an investment in the Notes by plans, IRAs and other accounts, see the “Certain Employee Benefit Plan Considerations” section of this prospectus.

We may become subject to greater liability due to changing regulations and laws regarding cybersecurity, which could materially adversely affect our business, operations, results of operations and profitability

Regulators have been imposing new data privacy and security requirements, including new and greater monetary fines for privacy violations. These laws and regulations may be broad in scope and subject to evolving interpretations and increasing enforcement, and we may incur costs to monitor compliance and alter our practices. Moreover, certain new and existing data privacy laws and regulations could diverge and conflict with each other in certain respects, which makes compliance increasingly difficult. Complying with new regulatory requirements could require us to incur substantial expenses or require us to change our business practices, either of which could harm our business. As regulators have become increasingly focused on information security, data collection and use and privacy, we may be required to devote significant additional resources to modify and enhance our information security controls and to identify and remediate vulnerabilities, which could adversely impact our results of operations and profitability. Any compromise or breach of our systems could result in adverse publicity, harm our reputation, lead to claims against us and affect our relationships with our service providers or other third parties, any of which could have a material adverse effect on our business, operations, results of operations and profitability.

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Risks Related to Conflicts of Interest

Our CEO (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made to us, which could result in actions that are not in the best interests of our Note holders.

We have two lines of credit from Daniel M. Wallach (our CEO and chairman of the board of managers) and his affiliates. The first line of credit has a maximum principal borrowing amount of $1,250,000 and is payable to Mr. Wallach and his wife, Joyce S. Wallach, as tenants by the entirety (the “Wallach LOC”). The second line of credit has a maximum principal borrowing amount of $250,000 and is payable to the 2007 Daniel M. Wallach Legacy Trust (the “Wallach Trust LOC,” and together with the Wallach LOC, the “Wallach Affiliate LOCs”).

As of December 31, 2025, there was $0 outstanding pursuant to the Wallach Trust LOC, with availability on that line of credit of $250,000, and there was $26,000 outstanding pursuant to the Wallach LOC, with remaining availability on that line of credit of $1,224,000. The interest rates on the Wallach Affiliate LOCs generally equal the prime rate plus 3% and were 9.75% as of December 31, 2025.

The Wallach Affiliate LOCs are collateralized by a lien against all of our assets. The Notes are subordinated in right of payment to all secured debt, including these Wallach Affiliate LOCs. Pursuant to the promissory note for each Wallach Affiliate LOCs, the lenders have the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. Therefore, Mr. Wallach will face conflicts of interest in deciding whether and when to exercise any rights pursuant to the Wallach Affiliate LOCs. If Mr. Wallach exercises his rights to collect on their collateral upon a default by us, we could lose some or all of our assets, which could have a negative effect on our ability to repay the Notes.

As a result of his large equity ownership in the Company, our CEO will face a conflict of interest in deciding the number of distributions to equity owners, which could result in actions that are not in the best interests of Note holders. In addition, each independent manager owns 1.17% of our common equity, and one member owns 15.94% of our Series C equity.

As of December 31, 2025, our CEO (who is also on the board of managers) beneficially owned 91.8% of the common equity of the Company. He and his wife’s parents also own 17.8% and 3.3% of our Series C cumulative preferred units outstanding as of December 31, 2025. Each of our three independent managers owns 1.17% of our common equity, and one owns 15.94% of our Series C cumulative preferred units at that date. Since the Company is taxed as a partnership for federal income tax purposes, all profits and losses flow through to the equity owners. Therefore, Mr. Wallach and his affiliated equity owners of the Company will be motivated to distribute profits to the equity owners on an annual basis, rather than retain earnings in the Company for Company purposes. There is currently no limit in the indenture or otherwise on the amount of funds that may be distributed by the Company to its equity owners. If substantial funds are distributed to the equity owners, the liquidity and capital resources of the Company will be reduced and our ability to repay the Notes may be negatively impacted.

Some of our employees and managers may face conflicts of interest as a result of their and their relatives’ investment in the Notes, which could result in actions that are not in the best interests of our Note holders.

Employees, managers, members, and relatives of managers and members have invested in the Notes, in the aggregate amount of $10,673,000 as of December 31, 2025. While investment in the Notes by our affiliates may align their interests with those of other Note holders, it could also create conflicts of interest by influencing those employees’ or managers’ actions during times of financial difficulties. For example, the fact that certain of our managers hold Notes, and the value of Notes they hold, could influence their decision to redeem Notes at a time or times when it would be prudent to use our cash resources to build capital, pay down other outstanding obligations, or grow our business. There may be other situations not presently foreseeable in which the ownership of Notes by related persons may create conflicts of interest. These conflicts of interest could result in action or inaction by management that is adverse to other holders of the Notes.

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We have three lines of credit from affiliates which allow us to incur a significant amount of secured debt. These lines are collateralized by a lien against all of our assets. Our purchase and sale agreements function as secured debt as well. We expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss.

As of December 31, 2025, we had $26,000 secured debt outstanding on our senior debt lines of credit from the Wallach Affiliate LOCs of $1,500,000 and the capacity to sell portions of many loans under the terms of our loan purchase and sale agreements. The Wallach Affiliate LOCs are collateralized by a lien against all of our assets. The loan purchase and sale agreements and other secured debt are with third parties and are collateralized by loans. In addition, we expect to incur a significant amount of additional debt in the future, including issuance of the Notes, borrowing under credit facilities and other arrangements. The Notes will be subordinated in the right of payment to all secured debt, including the affiliate loans. Therefore, in the event of a default on the secured debt, affiliates of our Company, including Mr. Wallach, have the right to receive payment ahead of Note holders, as do other secured debt holders, such as the loan purchasers under the purchase and sale agreements. Accordingly, our business is subject to an increased risk of a total loss of our Note holders’ investments if we are unable to repay all of our secured debt.

In June 2018, we entered into a line of credit from our former Partner, William Myrick (the “Myrick LOC”). The Myrick LOC is collateralized by a lien against all of our assets. The Myrick LOC has a maximum principal borrowing amount of $1,000,000 and is payable to Mr. Myrick. As of December 31, 2025, there were no amounts borrowed against the Myrick LOC, and we have no intention of borrowing any amounts under the Myrick LOC following Mr. Myrick’s termination in March 2025. The Myrick LOC is evidenced by a promissory note, is payable upon demand of the lender and generally bears an interest rate equal to the prime rate plus 3%.

Risks Related to Liquidity

We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

We plan to maintain our loan purchase and sale agreements and our lines of credit from affiliates so that we may draw funds when necessary to meet our obligation to redeem maturing Notes, pay interest on the Notes, meet our commitments to lend money to our customers, and for other general corporate purposes. Certain features of the loan purchase and sale agreements with third parties have added liquidity and flexibility, which have lessened the need for the lines of credit from affiliates. If we fail to maintain liquidity through our loan purchase and sale agreements and lines of credit for any reason, including a potential negative impact to the credit markets as a result of an outbreak of a communicable illness such as COVID-19, we will be more dependent on the proceeds from the Notes for our continued liquidity. If the sale of the Notes is significantly reduced or delayed for any reason and we fail to obtain or renew a line of credit, or we default on any of our lines of credit, then our ability to meet our obligations, including our Note obligations, could be materially adversely affected, and we may not have enough cash to pay back Note holders’ investments.

In addition, the borrowing capacity on some of our lines of credit is based on the amount outstanding on the underlying collateral loans. If we are unable to find suitable investment opportunities, we may not be able to replace the underlying collateral loans with new loans and, in such a situation, the borrowing capacity on those lines of credit would be reduced. Also, the failure to maintain an active line of credit (and therefore using cash for liquidity instead of a borrowing line) will reduce our earnings, because we will be paying interest on the Notes, while we are holding cash instead of reducing our borrowings.

We have unfunded commitments to builders as of December 31, 2025. If every builder borrowed every amount allowed (which would mean all their homes were complete) and no builders paid us back, we would need to fund that amount. While some of that amount would automatically come from our loan purchase and sale agreements, the rest would have to come from our Notes Program and/or our lines of credit. Therefore, we may not have the ability to fund our commitments to builders.

As of December 31, 2025, we have $23,557,000 unfunded commitments to builders. If every builder borrowed every amount allowed and no builders repaid us, then we would need to fund that amount. Lines of credit, loan purchase and sale agreements, payoffs from builders, and immediate investments in our Notes may not be enough to fund our commitments to builders as they become payable. If we default on these obligations, then we may face any one or more of the following: a higher default rate, lawsuits brought by customers, an eventual lack of business from borrowers, missed principal and interest payments to Note holders and holders of other debt, and a lack of desire for investors to invest in our Notes Program. Therefore, we could default on our repayment obligations to our Note Holders.

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We have several secured lines of credit which allow the lender to give notice and then they eventually expire, and with those expirations, any unsecured portion related to the lines of credit also expire. Any notice of nonrenewal or expiration could strain our ability to pay other obligations.

We have various secured lines of credit, most of which allow the lender to give us notice of expiration, and then a time period to resolve the outstanding balances. As of December 31, 2025 we had ten lines of credit with $10,498,000 outstanding total. If a large dollar amount of balance is due on lines that require us to repay them in a limited amount of time, then we may default on one or more of those lines of credit. Therefore, we could default on repayment obligations to some of our debt holders, including our Note holders.

We have a significant amount of debt and expect to incur a significant amount of additional debt in the future, including the issuance of the Notes, which will subject us to an increased risk of loss. Our present and future senior debt may make it difficult to repay the Notes.

We have a significant amount of debt and expect to incur a significant amount of additional debt in the future. As of December 31, 2025, we have approximately $54,219,000 of debt, net of deferred financing costs. Our primary sources of debt include our lines of credit, loan purchase and sale agreements, and the Notes. As of December 31, 2025, we have a total outstanding balance of $10,498,000 on our lines of credit and approximately $7,959,000 on our loan purchase and sale agreements.

We also have the capacity to sell portions of many loans under the terms of our loan purchase and sale agreements. The loan purchase and sale agreements and other secured debt are with third parties and all but one of the lines of credit are collateralized by loans that we have issued to builders. The Notes are subordinate and junior in priority to all of our senior debt and senior subordinated debt, and equal to any and all non-senior debt, including other Notes. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we may incur.

As of December 31, 2025, we had approximately $2,383,000 in Notes coming due by December 2026, and we cannot be certain whether we will be able to fund those Notes upon maturity. Upon the maturity of our senior debt, by lapses of time, acceleration or otherwise, the holders of our senior debt have first right to receive payment, in full, prior to any payments being made to a Note holder or to other non-senior debt. Therefore, upon such maturity of our senior debt Note holders would only be repaid in full if the senior debt is satisfied first and, following satisfaction of the senior debt, if there is an amount sufficient to fully satisfy all amounts owed under the Notes and any other non-senior debt.

In addition, we expect to incur a significant amount of additional debt in the future, including issuance of the Notes, borrowing under credit facilities, and other arrangements. The Notes will be subordinated in right of payment to all secured debt, including the Wallach Affiliate LOCs, loan purchase and sale agreements, the senior subordinated note discussed in the prior paragraph, and the line of credit discussed in the prior paragraph. Therefore, in the event of a default on the secured debt, affiliates of our Company, including Mr. Wallach, have the right to receive payment ahead of Note holders, as do other secured debt holders, such as the loan purchasers under the loan purchase and sale agreements. Accordingly, our business is subject to increased risk of a total loss of a Noteholder’s investment if we are unable to repay all of our secured debt.

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If the proceeds from the issuance of the Notes exceed the cash flow needed to fund the desirable business opportunities that are identified, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the interest and principal on the Notes.

Our ability to pay interest on our debt, including the Notes, pay our expenses, and cover credit losses is dependent upon the interest and fee income we receive from loans extended to our customers. If we are not able to lend to a sufficient number of customers at high enough interest rates, we may not have enough interest and fee income to meet our obligations, which could impair our ability to pay interest and principal on the Notes. If money brought in from new Notes and from repayments of loans from our customers exceeds our short-term obligations such as expenses, Notes interest and redemptions, and line of credit principal and interest, then it is likely to be held as cash, which will have a lower return than the interest rate we are paying on the Notes. This will lower earnings and may cause losses which could impair our ability to repay the principal and interest on the Notes.

Increases in interest rates would increase the amount of debt payments under the Wallach Affiliate LOCs which could impair our ability to repay the principal and interest on the Notes.

The interest rate under the Wallach Affiliate LOCs is generally equal to the prime rate plus three percent. Increases in interest rates will increase the applicable prime rate and therefore, the interest rate under the Wallach Affiliate LOCs will increase. An increase in the interest rate would increase the amount of debt payments under the Wallach Affiliate LOCs which would reduce our cash flows and may impair our ability to repay the principal and interest on the Notes.

We incurred indebtedness secured by our office property, which may result in foreclosure.

The debt incurred by us in connection with our office property is secured by a mortgage. If we default on our secured indebtedness, the lender may foreclose and the entire investment in the office property could be lost, which could adversely affect our ability to repay the principal and interest on the Notes.

The indenture does not contain the type of covenants restricting our actions, such as restrictions on creating senior debt, paying distributions to our owners, merging, recapitalizing, and/or entering into highly leveraged transactions. The indenture does not contain provisions requiring early payment of Notes in the event we suffer a material adverse change in our business or fail to meet certain financial standards. Therefore, the indenture provides very little protection of Note holders’ investments.

The Notes do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect Note holders’ investments if there is a material adverse change in our consolidated financial condition, results of operations, or cash flows. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt to pay distributions to our equity holders, including our CEO. It also does not contain any financial covenants (such as a fixed charge coverage or a minimum amount of equity) to help ensure our ability to pay interest and principal on the Notes. The indenture does not contain provisions that permit Note holders to require that we redeem the Notes if there is a takeover, recapitalization or similar restructuring. In addition, the indenture does not contain covenants specifically designed to protect Note holders if we engage in a highly leveraged transaction. Therefore, the indenture provides very little protection of Note holders’ investments.

Payment on the Notes is subordinate to the payment of our outstanding present and future senior debt, if any. Since there is no limit to the amount of senior debt we may incur, our present and future senior debt may make it difficult to repay the Notes.

Our loan purchase and sale agreements and secured lines of credit with third-parties also function as senior debt. The balance on those loan purchase and sale agreements and other secured debt, net of deferred financing costs was $18,445,000 on December 31, 2025, and is expected to grow in the future. In addition, we have $750,000 in senior unsecured lines of credits which were not drawn as of December 31, 2025. We also have senior subordinated notes which are senior to the Notes of $1,812,000 as of December 31, 2025. The Notes are subordinate and junior in priority to any and all of our senior debt and senior subordinated debt, and equal to any and all non-senior debt, including other Notes. The Notes are senior to junior subordinated notes. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we may incur. Upon the maturity of our senior debt, by lapse of time, acceleration or otherwise, the holders of our senior debt have first right to receive payment, in full, prior to any payments being made to a Note holder or to other non-senior debt. Therefore, upon such maturity of our senior debt Note holders would only be repaid in full if the senior debt is satisfied first and, following satisfaction of the senior debt, if there is an amount sufficient to fully satisfy all amounts owed under the Notes and any other non-senior debt.

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Additional competition for investment dollars may decrease our liquidity, which would adversely affect our ability to repay the Notes.

We could experience increased competition for investment dollars from other companies and financial institutions that are willing to offer higher interest rates. We may be forced to increase our interest rates in order to maintain or increase the issuance of Notes. Any increase in our interest rates could have an adverse impact on our liquidity and our ability to meet a debt covenant under any future lines of credit obtained and/or to repay the Notes.

If we are unable to meet our Note maturity and redemption obligations, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our operating assets or we might be forced to cease our operations and Note holders could lose some or all of their investment.

Our Notes have maturities ranging from one year to four years. In addition, holders of our Notes may request redemption upon death and we would be obligated to fulfil such redemption request. Holders of a 36-month Note may request redemption at any time and, subject to certain limitations, we would be obligated to fulfil such redemption request. We intend to pay our Note maturity and redemption obligations using our normal cash sources, such as collections on our loans to customers, as well as proceeds from the Notes Program. We may experience periods in which our Note maturity and redemption obligations are high. Since our loans are generally repaid when our borrower sells a real estate asset, our operations and other sources of funds may not provide sufficient available cash flow to meet our continued Note maturity and redemption obligations. While we have secured lines of credit from affiliates of up to $2,500,000 with $26,000 borrowed as of December 31, 2025, our affiliates are not obligated to fund our borrowing requests. For all of these reasons we may be substantially reliant upon the net offering proceeds we receive from the Notes Program to pay these obligations. If we are unable to repay or redeem the principal amount of the Notes when due, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our operating assets or we might be forced to cease our operations and Note holders could lose some or all of their investment.

There is no “early warning” on the Notes if we perform poorly. Only interest and principal payment defaults on the Notes can trigger a default on the Notes prior to bankruptcy.

There are a limited number of performance covenants to be maintained under the Notes and/or the indenture. Therefore, no “early warning” of a possible default by us exists. Under the indenture, only (i) the non-payment of interest and/or principal on the Notes by us when payments are due, (ii) our bankruptcy or insolvency, or (iii) a failure to comply with provisions of the Notes or the indenture (if such failure is not cured or waived within 60 days after receipt of a specific notice) could cause a default to occur.

Note holders do not have the opportunity to evaluate our investments before they are made.

We intend to use the net offering proceeds in accordance with the “Use of Proceeds” section of our prospectus, including investment in secured real estate loans for the acquisition and development of parcels of real property as single-family residential lots and/or the construction of single-family homes. Since we have not identified any investments that we will make with the net proceeds of this offering, we are generally unable to provide Note holders with information to evaluate the potential investments we may make with the net offering proceeds before purchasing the Notes. Note holders must rely on our management to evaluate our investment opportunities, and we are subject to the risk that our management may not be able to achieve our objectives, may make unwise decisions, or may make decisions that are not in our best interest.

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Because we require a substantial amount of cash to service our debt, we may not be able to pay our obligations under the Notes.

To service our total indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. We cannot assure Note holders that our business plans will succeed or that we will achieve our anticipated financial results, which may prevent us from being able to pay our obligations under the Notes .

The indenture and terms of our Notes do not restrict our use of leverage. A relatively small loss can cause overleveraged companies to suffer a material adverse change in their financial position. If this happened to us, it may make it difficult to repay the Notes.

Financial institutions which are federally insured typically have 8-12% of their total assets in equity. A reduction in their loan assets due to losses of 2% reduces their equity by roughly 20%. We had 14% and 17% of our loan assets, net in equity as of December 31, 2025 and December 31, 2024, respectively. If we allow our assets to increase without increasing our equity, we could have a much lower equity as a percentage of assets than we have today, which would increase our risk of non-payment on the Notes. Note holders have no structural mechanism to protect them from this action and rely solely on us to keep equity at a satisfactory ratio.

We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes.

We intend to use the net offering proceeds from the sale of Notes to, among other things, make payments on other borrowings, fund redemption obligations, make interest payments on the Notes, and to run our business to the extent that other sources of liquidity from our operations (e.g., repayment of loans we have previously extended to our customers) and our credit lines are inadequate. However, these other sources of liquidity are subject to risks. Our operations alone may not produce a sufficient return on investment to repay interest and principal on our outstanding Notes. We may not be able to obtain an additional line of credit when needed or retain one or more of our existing lines of credit. We may not be able to attract new investors, have sufficient loan repayments, or have sufficient borrowing capacity when we need additional funds to repay principal and interest on our outstanding Notes or redeem our outstanding Notes. If any of these things occur, our liquidity and capital needs may be severely affected, and we may be forced to sell off our loan receivables and other operating assets, or we may be forced to cease our operations.

If we default in our Note payment obligations, the indenture agreements provide that the trustee could accelerate all payments due under the Notes, which would further negatively affect our consolidated financial position and cash flows.

Our obligations with respect to the Notes are governed by the terms of indenture agreements with U.S. Bank Trust Company, National Association as trustee. Under the indentures, in addition to other possible events of default, if we fail to make a payment of principal or interest under any Note and this failure is not cured within 30 days, then we will be deemed in default. Upon such a default, the trustee or holders of 25% in principal of the outstanding Notes could declare all principal and accrued interest immediately due and payable. If our total assets do not cover these payment obligations, then we would most likely be unable to make all payments under the Notes when due, and we might be forced to cease our operations.

There is no sinking fund to ensure repayment of the Notes at maturity, so Note holders are totally reliant upon our ability to generate adequate cash flows.

We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity. Because funds are not set aside periodically for the repayment of the Notes over their respective terms, Note holders must rely on our consolidated cash flows from operations, investing and financing activities and other sources of financing for repayment, such as funds from sale of the Notes, loan repayments, and other borrowings. To the extent cash flows from operations and other sources are not sufficient to repay the Notes, the Note holders may lose all or part of your investment.

If we have a large number of repayments on the Notes, whether because of maturity or redemption, we may be unable to make such repayments.

We are obligated to redeem a Note without any interest penalty (i) upon the death of an investor, if requested by the executor or administrator of the investor’s estate (or if the Note is held jointly, by the surviving joint investor), and (ii) subject to certain limitations, upon request by an investor holding a 36-month Note. Such redemption requests are not subject to our consent but are subject to restrictions in the indenture. We may be faced with a large number of such redemption requests at one time. We are also required to repay all of the Notes upon their maturity. If the amounts of those repayments are too high, and we cannot offset them with loan repayments, secure new financing, or issue additional Notes, we may not have the liquidity to repay the investments.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus, including without limitation, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions (including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including wars, natural disasters, epidemics and pandemics, including the outbreak of novel coronavirus, military actions, and terrorist attacks), changes in federal and local laws and regulations, and increased competitive pressures. In addition, actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the “Risk Factors” section of this prospectus.

If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus in mind. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

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USE OF PROCEEDS

(All dollar [$] amounts shown in thousands.)

The net proceeds we receive from this offering will be equal to the amount of the Notes we sell, less our offering expenses. If we sell the maximum offering amount of the Notes, which is $70,000, we estimate that we will incur approximately $730 in initial expenses and our net proceeds will be approximately $69,270.

We receive cash proceeds in varying amounts from time to time as the Notes are sold. A number of factors prevent us from precisely calculating the allocation of proceeds. The amount and timing from inflows depend on the sale of Notes, our customer loan repayments, and our borrowing capacity. Further, the Notes have varying maturities and dates of issuance, which make it impossible to predict with any accuracy how much of the proceeds will be used to redeem the Notes in any given year. We also cannot predict how many Notes will be sold or the amount of interest expense that will be incurred. For these reasons, we cannot provide any specific allocation of proceeds we will use for any particular purpose. However, we intend to use substantially all of the net offering proceeds as follows, in the following order of priority:

●	to make payments on other borrowings, including loans from affiliates;

●	to pay Notes on their scheduled due date and Notes that we are required to redeem early;

●	to make interest payments on the Notes; and

●	to the extent we have remaining net proceeds and adequate liquidity, to fund any one or more of the following activities:

○	to extend commercial construction loans to homebuilders to build single or multi-family homes, develop lots, or rehabilitate an older home on an existing lot;
○	to make distributions to equity owners, including distributions on our preferred equity;
○	for working capital and other corporate purposes provided, however, no more than 20% of the proceeds will be used for such purposes;
○	to purchase defaulted secured debt from financial institutions at a discount;
○	to purchase defaulted unsecured debt from suppliers to homebuilders at a discount and then secure it with real estate or other collateral;
○	to purchase real estate, which we will operate our business in (one such purchase occurred in February 2017); and
○	to redeem Notes which we have decided to redeem prior to maturity.

There is no minimum number or amount of the Notes that we must sell to receive and use the proceeds from the sale of the Notes, and we cannot assure you that all or any portion of the Notes will be sold. In the event that we do not raise sufficient proceeds from our offerings of Notes, we could curtail the amount of funds we loan to our customers, or we could wrap up operations and pay back our debt, including the Notes. This might result in the Notes being paid back early. Please see “Risk Factors - Risks Related to Liquidity - We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes,” “Risk Factors - Risks Related to Liquidity - There is no sinking fund to ensure repayment of the Notes at maturity, so Note holders are totally reliant upon our ability to generate adequate cash flows,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

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BUSINESS

Overview

Our business is focused on commercial lending to participants in the residential construction and development industry. We believe this market is underserved because of the lack of traditional lenders currently fully participating in the market. We were originally formed as a Pennsylvania limited liability company on May 10, 2007. To meet our business objectives, we changed our name to Shepherd’s Finance, LLC on December 2, 2011. We converted to a Delaware limited liability company on March 29, 2012. We are located in Jacksonville, Florida. Our operations are governed pursuant to our limited liability company agreement. We have an internet website at www.shepherdsfinance.com. We are not incorporating by reference into this report any material from our website. The reference to our website is an inactive textual reference to the uniform resource locator (URL) and is for reference only.

Through August 6, 2025, we were the sole member of two consolidating subsidiaries, 339 Justabout Land Company (“339”) and Builder’s Assistance, LLC (“Builder’s Assistance”). On August 6, 2025, we sold 339. The Company operates pursuant to its Second Amended and Restated Limited Liability Company Agreement effective as of March 16, 2017, and as subsequently amended.

We began commercial lending to residential homebuilders in late 2011. Our current loan portfolio is described more fully in this section under the subheading “Commercial Construction and Development Loans.” Our board of managers is comprised of Daniel M. Wallach and three independent managers - Eric A. Rauscher, Kenneth R. Summers, and Gregory L. Sheldon. Our officers are responsible for our day-to-day operations, while the board of managers is responsible for overseeing our business.

The commercial loans we extend are secured by mortgages on the underlying real estate. We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. In some circumstances, the lot is purchased with an older home on the lot which is then either removed or rehabilitated. If the home is rehabilitated, the loan is referred to as a “rehab” loan. We also extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential building lots. In addition, we may, depending on our cash position and the opportunities available to us, do neither or either of the following: purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), and purchase defaulted secured debt from financial institutions at a discount.

Our CEO, Mr. Wallach, has been in the housing industry since 1985. He was the Chief Financial Officer of a multi-billion-dollar supplier of building materials to home builders for 13 years. He also was responsible for that company’s lending business for over 20 years. During those years, he was responsible for the creation and implementation of many secured lending programs to builders. Some of these were performed fully by that company, and some were performed in partnership with banks. In general, the creation of all loans, and the resolution of defaulted loans, was his responsibility, whether the loans were company loans or loans in partnership with banks. Through these programs, he was responsible for the creation of approximately $2,000,000,000 in loans which generated interest spread of $50,000,000, after deducting for credit losses. Through the years, he managed the development of systems for reducing and managing the risks and losses on defaulted loans. Mr. Wallach also was responsible for that company’s unsecured debt to builders, which reached over $300,000,000 at its peak. He also gained experience in securing defaulted unsecured debt.

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In addition, our Executive Vice President of Operations, Barbara L. Harshman, has 19 years of experience in this type of lending. Our Executive Vice President of Sales, Mark Reynolds, was appointed in April 2021 and has over 22 years of experience in the construction finance industry.

We had $59,223,000 and $49,254,000 in loan assets as of December 31, 2025 and December 31, 2024, respectively. As of December 31, 2025 and December 31, 2024, respectively, we had 151 and 177 construction loans in 20 and 20 states with 53 and 59 borrowers. As of December 31, 2025 and December 31, 2024, respectively, we had 13 and six development loans in nine and five states with 12 and six borrowers. We have various sources of capital, detailed below:

(All dollar [$] amounts shown in table in thousands.)	December 31, 2025	December 31, 2024
Capital Source
Purchase and sale agreements and other secured borrowings	$18,431	$20,359
Secured lines of credit from affiliates	26	743
Unsecured line of credit (senior)	—	750
Unsecured Notes through our Notes Program, gross	22,164	19,968
Other unsecured debt	13,839	14,645
Preferred equity, Series C units	7,042	6,430
Common equity	1,169	2,143

Total	$62,671	$65,038

For additional information related to the loan purchase and sale agreements and the lines of credit, please see “- Debt Summary and Sources of Liquidity” below.

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Investment Objectives and Opportunity

Background and Strategy

Finance markets are highly fragmented, with numerous large, mid-size, and small lenders and investment companies, such as banks, savings and loan associations, credit unions, insurance companies, and institutional lenders, all competing for investment opportunities. Many of these market participants experienced losses, as a result of the housing market (which started to decline in 2006, reached its bottom in 2008, improved through late 2019, and since has been relatively stable nationally (within 20% of the December 2019 level)), and their participation in lending in it. As a result of credit losses and restrictive government oversight, financial institutions are not participating in this market to the extent they had before the 2008 credit crisis. Nonregulated builder focused lenders (of which we are one) have increased their presence since 2008. Our goal is not to be the customer’s only source of commercial lending, but an extra, more user and capital-friendly piece of their financing. We help builders grow their businesses by requiring less money down than typical lenders, and the tradeoff for that is a higher cost for the builder (but typically a higher return percentage wise on their lower investment).

Our loans are marketed by lending representatives who work for us and are driven to maintain long-term customer relationships. Compensation for loan originators is focused on the profitability of loans originated, not simply the volume of loans originated.

Our efforts are designed to create a loan portfolio that includes some or all of the following investment characteristics: (i) provides current income; (ii) is well-secured by residential real estate; (iii) is short term in nature; and (iv) provides high interest spreads.

Our investment policies may be amended or changed at any time by our board of managers. In the years ahead, we plan on maintaining or growing our current level of lending, increasing our geographic diversity, growing our rehab lending program, increasing our accounting services for builders’ revenue, and improving our financial performance. We may be adding systems and people to accomplish these goals.

As we continue to grow our business, we are focusing some of our efforts on our rehab program, which we believe in the long run will face less bank competition and have more stable demand than our new construction program.

Risk and Mitigation

We believe that, while creating speculative construction loans is a high-risk venture, the opportunity for margin, the differences in our lending versus typical small bank lending, and our loss mitigation techniques will all help this type of lending to continue to be a profitable business.

We engage in various activities to try to mitigate the risks inherent in this type of lending by:

●	Keeping the loan-to-value ratio (“LTV”) between 60% and 75% on a portfolio basis, however, individual loans may, from time to time, have a greater LTV;

●	Generally using deposits from the builder on home construction loans to ensure the completion of the home. Lending losses on defaulted loans are usually a higher percentage when the home is not built, or is only partially built;

●	Having a higher yield than other forms of secured real estate lending;

●	Using interest escrows for some of our loans;

●	Aggressively working with builders who are in default on their loan before and during foreclosure. This technique generally yields a reduced realized loss; and

●	Market grading. We review all lending markets, analyzing their historic housing start cycles. Then, the current position of housing starts is examined in each market. Markets are classified into volatile, average, or stable, and then graded based on that classification and our opinion of where the market is in its housing cycle. This grading is then used to determine the builder deposit amount, LTV, and how much of the lot purchase the builder is required to fund. Typically, builders who enter a market at one grade maintain that grade if they perform well in that market, even as the market changes its grade.

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The following table contains items that we believe differentiate us from our competitors:

Item	Our Methods	Comments
Lending Regulation	We follow various state and federal laws but are not regulated and controlled by bank examiners from the government. We follow the best practices we have learned through our experience, some of which are required by banks.	For instance, banks are not required to buy title insurance by law, but typically banks do purchase title insurance for the properties on which they lend. We generally do not, as it is very difficult to collect on title policies. Instead, we use title searches to protect our interests.

FDIC Insurance	We do not offer FDIC insurance to our unsecured Notes investors.	Our yield to our customers, and our cost of funds, is typically higher than that of most banks. We charge our borrowers higher interest rates than most banks do. We also save money by not paying for FDIC insurance.

Capital Structure	Typically, our unsecured Notes offered through our Notes Program are due in one to four years, or when the Note matures.	This results in liquidity risk (i.e., funding borrowing requests or maturities of debt). Our assets typically turnover much quicker (about 4 times faster) than our average unsecured debt does, and our unsecured debt is mostly prepayable. These items help keep liquidity stable. Our development and lot loans typically have durations well beyond the construction loan timeframe.

Community Reinvestment Act (CRA)(1)	We do not participate in the CRA.	Our sole purpose in making each individual loan is to maximize our returns while maintaining proper risk management.

Leverage	We try to maintain a 15% ratio of equity (including preferred equity) to loan assets.	Our equity to loan assets, net ratio was 13.9% as of December 31, 2025. The higher the percentage, the more potential losses the company can absorb without impacting debt holders.

Product Diversification	We generally make loans for builders to purchase lots and/or to construct or rehab homes.	We have extensive experience in our field.

Geographic Diversity	We provide lending services in 21 states as of December 31, 2025.	We believe that this geographic diversity helps in down markets, as not all housing markets decrease at the same rate and time.

Governmental Bailouts	Most likely not eligible.	We are not likely to be eligible for bank bailouts, which have happened periodically. We maintain a better leverage ratio to counter this.

Underwriting	We focus on items that, in our experience, tend to predict risk.	These items include using collateral, controlling LTVs, controlling the number of loans in one subdivision, underwriting appraisals, conducting property inspections, and maintaining certain files and documents similar to those that a bank might maintain.

(1)	The CRA subjects a bank who receives FDIC insurance to regulatory assessment to determine if the bank meets the credit needs of its entire community, and to consider that determination in its evaluation of any application made by the bank for, among other things, approval of the acquisition or establishment of a bank branch.

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Lines of Business

Our efforts are designed to create a loan portfolio that includes some or all of the following investment characteristics: (i) provides current income; (ii) is well-secured by residential real estate; (iii) is short term in nature; and (iv) provides high interest spreads. While we primarily provide commercial construction loans to homebuilders (for residential real estate), we may also purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, and purchase real estate in which we will operate our business.

Our investment policies may be amended or changed at any time by our board of managers.

Construction Loans for Homebuilders

We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. Our customers generally benefit from doing business with us not just because they are able to sell additional homes (which we finance), but because, as they build additional homes, they are able to increase sales of homes that are built as contracted homes, where the eventual home owner obtains the loan. Builders generally have more success selling homes when a model or spec home is available for customers to see. We also extend and service loans for the purchase of undeveloped land and the development of that land into residential building lots. In addition, we lend money to purchase and rehabilitate older existing homes. Most of the loans are for “spec homes” or “spec lots,” meaning they are built or developed speculatively (with no specific end-user home owner in mind).

In a typical home construction transaction, a homebuilder obtains a loan to purchase a lot and build a home on that lot. In some cases, the builder has a contract with a customer to purchase the home upon its completion. In other cases, the home is built as a spec home, but the homebuilder believes it will sell before or shortly after completion, and therefore, building the home before it is under contract will increase the homebuilder’s sales and profitability. The builder may also believe that the construction of a spec home will increase the number of contract sales the homebuilder will have in a given year, as it may be easier to sell contract homes when the customer can see the builder’s work in the spec home. In some cases, these speculatively built homes are constructed with the intention of keeping them as a model for a period of time, to increase contract sales, and then be sold. These are called model homes. While we may lend to a homebuilder for any of these types of new construction homes, during the year ended December 31, 2025, approximately 84% of our construction loans were created as spec homes and 16% were contracts.

In a typical rehab transaction, we fund all of the purchase price, and then all or a portion of the cost to complete the project. In some circumstances, we are unable to see the inside of the home prior to closing, so we assume that anything from drywall to completion needs to be redone, as well as what we can see from the outside.

We fund the loans that we originate using available cash resources that are generated primarily from borrowings, our loan purchase and sale agreements, proceeds from the fixed rate subordinated notes (“Notes”) offered pursuant to our public offering (“Notes Program”), equity, and net operating cash flow. We intend to continue funding loans we originate using the same sources.

There is a seasonal aspect to home construction, and this affects our monthly cash flow. In general, since the home construction loans, we made will last less than a year on average and we are geographically diverse, the seasonality impact is somewhat mitigated.

Generally, our real estate loans are secured by one or more of the following:

●	the homes being constructed;

●	the parcels of land to be developed;

●	finished lots;

●	new or rehabbed single-family homes; and/or

●	in most cases, personal guarantees of the principals of the borrower entity.

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Most of our lending is based on the following general policies:

Customer Type	Small-to-Medium Size Homebuilders
Loan Type	Commercial
Loan Purpose	Construction/Rehabilitation of Homes or Development of Lots
Security	Homes, Lots, and/or Land
Priority	Generally, our loans are secured by a first priority mortgage lien; however, we may make loans secured by a second or other lower priority mortgage lien.
Loan-to-Value Averages	60-75%
Loan Amounts	Our average home construction loan was $445,000 as of December 31, 2025. Development loans vary greatly.
Term	Demand, however most home construction loans typically payoff in under one year, and development loans are typically three to five-year projects.
Rate	Cost of Funds (“COF”) plus 2.5%, minimum rate of 7.75%
Origination Fee	5% for home construction loans, development loans on a case-by-case basis
Title Insurance	Only on high-risk loans and rehabs
Hazard Insurance	Always
General Liability Insurance	Always
Credit	Builder should have significant building experience in the market, be building in the market currently, be able to make payments of interest, be able to make the required deposit, have acceptable personal credit, and have open lines of credit (unsecured) with suppliers reasonably within terms. Required deposits may be avoided if we do not fund the purchase of land. We generally do not advertise to find customers, but use our loan representatives and our builder website, www.constructionspecloans.com.
Third Party Guarantor	None, however, the loans are generally guaranteed by the owners of the borrower.

We may change these policies at any time based on then-existing market conditions or otherwise, at the discretion of our CEO and the Board of Managers.

Development of Land Parcels

On February 15, 2024, the Company completed its acquisition of 339 Justabout Land Co. LLC (“339”), in a transaction valued at $9,122,000. The Company paid cash consideration of $3,000,000 plus the amount of our intercompany debt. The property was then subdivided into two parcels. One parcel was being developed into lots for home construction (“Phase 1 Lots”) and the other parcel was being developed into a second phase of lots (“Phase 2 Lots”).

During our ownership of 339, we earned fees and had sales and cost of goods sold related to lot sales. We also invested money in developing Phase 1 Lots and permitting Phase 2 Lots within the development.

On August 6, 2025, the Company completed the sale of all assets held by 339, a business segment, to the principal owners of the Company’s largest customer, Benjamin Marcus Homes (“BMH” or “Buyer”), for a sales price of $9,876,000.

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The Company, as the lender, previously entered into a certain Amended, Restated and Consolidated Credit Agreement (the “A&R Credit Agreement”) with Benjamin Marcus Homes. L.L.C., Investor’s Mark Acquisitions, LLC, and 339 Justabout Land Co., LLC (each a “Borrower” and collectively, the “Borrowers”) dated January 27, 2022, as amended by the First Amendment dated April 12, 2022, and the Second Amendment dated March 3, 2023, pursuant to which the maximum principal loan amount is $8,500,000 and the exiting commitment was $1,950,000 immediately prior to the Disposition. All of these Borrowers are under common ownership by one or both of the Buyers of 339 and collectively represents the Company’s largest customer. In connection with the Purchase Agreement, the Company has entered into the Third Amendment to the A&R Credit Agreement (“Third Amendment”), as the lender, to the Borrowers, to increase the loan commitment to $13,450,000 to facilitate the repurchase of 339, to fund future development, and to establish an interest escrow account. Pursuant to the Third Amendment, the unpaid principal balance attributable to advances made prior to the date of the Third Amendment bears interest rate of Cost of Funds plus 7.0% per annum, while all new advances made on or after the date of the Third Amendment bears interest rate of Cost of Funds plus 5.5% per annum.

Other investments

We own other investments in the housing space with objectives similar to lending. As of December 31, 2025, we own a lot near Orlando, Florida with a book value of $169,000. We also have an investment in a fund in common management with one of our borrowers which buys lots and build homes. We lend money to that fund as well.

In addition, we may, depending on our cash position and the opportunities available to us, do neither or either of the following: purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), and purchase defaulted secured debt from financial institutions at a discount. We currently have a secured loan on our books which was purchased from a lender at a discount. The loan was booked at the discounted purchase price, and interest is being recognized monthly and paid in conjunction with principal payments. The asset purchased at a discount is treated as a loan receivable on the Company’s balance sheet.

Builder’s Assistance

At Builder’s Assistance, we help builders grow their net profit and production capacity. Currently most of that activity centers around offering accounting services. These services do not include tax services. We provide a variety of services which include but are not limited to, data entry, journal entries, cash balancing, purchase order issuing, budget control, and financial statements. We also offer customers consultations to help them improve their business, ranging from gross profit analysis to cash management.

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Loan Portfolio

Commercial Loans - Construction Loan Portfolio Summary

The following is a summary of our loan portfolio to builders for home construction loans as of December 31, 2025:

(All dollar [$] amounts shown in table and footnotes in thousands.)

State	Number of Borrowers		Number of Loans	Value of Collateral	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(1)		Loan Fee
Arizona	2		4	$1,719	$1,126	$1,126	66%		5%
California	1		1	1,285	1,750	1,439	137%		5%
Connecticut	1		3	1,730	1,162	890	67%		5%
Florida	11		50	23,854	16,637	10,984	70%		5%
Georgia	7		10	6,448	4,228	3,068	66%		5%
Idaho	1		1	2,770	1,500	874	54%		5%
Illinois	1		1	1,500	815	606	54%		5%
Louisiana	2		3	825	623	594	76%		5%
Michigan	1		1	970	582	171	60%		5%
Mississippi	1		1	335	258	258	77%		5%
Montana	2		2	975	683	578	70%		5%
New Jersey	1		4	1,798	1,531	1,471	85%		5%
New York	1		5	2,248	1,345	488	60%		5%
North Carolina	8		14	6,530	4,135	1,861	63%		5%
Oklahoma	1		1	167	117	77	70%		5%
Pennsylvania	2		18	20,748	16,368	13,055	79%		5%
South Carolina	7		26	10,739	8,394	4,808	78%		5%
Tennessee	2		3	1,061	743	718	70%		5%
Utah	1		1	4,880	3,538	1,213	73%		5%
Virginia	1		2	592	362	236	61%		5%
Total	54	(3)	151	$91,174	$65,897	$44,515	72	%(2)	5%

(1)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(2)	Represents the weighted average loan to value ratio of the loans.

(3)	Total number of borrowers is 53. One borrower has construction loans in North Carolina and South Carolina which is reflected in the Number of Borrowers column of the table above.

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The following is a summary of our loan portfolio to builders for home construction loans as of December 31, 2024:

(All dollar [$] amounts shown in table and footnotes in thousands.)

State	Number of Borrowers	Number of Loans	Value of Collateral	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(1)		Loan Fee
Arizona	1	2	$890	$634	$633	71%		5%
California	1	1	3,210	1,750	1,346	55%		5%
Connecticut	1	2	1,040	728	389	70%		5%
Florida	9	42	16,089	11,081	6,874	69%		5%
Georgia	3	6	3,301	2,037	878	62%		5%
Idaho	1	4	1,462	1,060	661	73%		5%
Illinois	1	1	1,727	992	1,781	57%		5%
Louisiana	4	6	1,613	1,169	1,031	72%		5%
Michigan	1	1	890	481	27	54%		5%
Mississippi	1	1	369	258	258	70%		5%
New Jersey	2	4	1,585	1,362	1,122	86%		5%
New York	1	1	650	455	105	70%		5%
North Carolina	9	18	10,737	6,642	4,786	62%		5%
Ohio	3	3	1,275	857	1,074	67%		5%
Pennsylvania	2	22	24,449	18,065	15,192	74%		5%
South Carolina	10	49	22,057	14,309	7,438	65%		5%
Tennessee	3	4	1,334	893	748	67%		5%
Texas	2	3	2,320	1,844	1,567	79%		5%
Utah	1	3	2,918	1,792	1,422	61%		5%
Virginia	3	4	1,546	982	672	64%		5%
Total	59	177	$99,462	$67,391	$48,004	68	%(2)	5%

(1)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(2)	Represents the weighted average loan to value ratio of the loans.

Commercial Loans - Real Estate Development Loan Portfolio Summary

In a typical development transaction, a homebuilder/developer purchases a specific parcel or parcels of land. Developers must secure financing to pay the purchase price for the land as well as to pay expenses incurred while developing the lots. This is the financing we provide. Once financing has been secured, the lot developers create individual lots. Developers secure permits allowing the property to be developed and then design and build roads and utility systems for water, sewer, gas, and electricity to service the property. The individual lots are then sold before a home is built on them; paid off, built on and then sold; or built on, then sold and paid off (in these cases, we may subordinate our loan to the home construction loan).

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The following is a summary of our loan portfolio to builders for land development as of December 31, 2025:

(All dollar [$] amounts shown in table and footnotes in thousands.)

States	Number of Borrowers	Number of Loans	Value of Collateral	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(1)		Interest Spread(3)
Florida	2	2	550	630	350	115%		7%
Georgia	1	1	560	100	99	18%		7%
Louisiana	1	1	150	88	88	59%		7%
New Jersey	1	1	88	56	56	64%		7%
North Carolina	2	2	3,037	681	680	22%		7%
Pennsylvania	1	2	15,337	14,066	12,854	92%		varies
South Carolina	1	1	1,500	487	539	32%		7%
Utah	2	2	3,146	1,600	868	51%		7%
Wyoming	1	1	2,750	1,635	1,634	59%		7%
Total	12	13	$27,118	$19,343	$17,168	71	%(2)	7%

(1)	The loan to value ratio is calculated by taking the outstanding amount and dividing by the appraised value calculated as described above.

(2)	Represents the weighted average loan to value ratio of the loans.

(3)	The interest spread varies for the state of Pennsylvania and is 7% across other states.

The following is a summary of our loan portfolio to builders for land development as of December 31, 2024:

(All dollar [$] amounts shown in table and footnotes in thousands.)

States	Number of Borrowers	Number of Loans	Value of Collateral	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(1)		Interest Spread(3)
Florida	2	2	2,469	1,500	268	11%		7%
Georgia	1	1	346	275	159	46%		7%
New York	1	1	300	300	300	100%		7%
Pennsylvania	1	1	2,484	3,700	1,919	77%		varies
South Carolina	1	1	1,860	487	488	26%		7%
Total	6	6	$7,459	$6,262	$3,134	42	%(2)	7%

(1)	The loan to value ratio is calculated by taking the outstanding amount and dividing by the appraised value calculated as described above.

(2)	Represents the weighted average loan to value ratio of the loans.

(3)	The interest spread varies for the state of Pennsylvania and is 7% across other states.

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The following is a roll forward of our loan receivables, net:

(All dollar [$] amounts shown in table in thousands.)

	December 31, 2025	December 31, 2024

Beginning balance	$49,254	$59,186
Originations and modifications	59,571	40,729
Principal collections	(48,205)	(48,578)
Transferred from loans receivables, net	(909)	(2,306)
Change in allowance for credit losses	(245)	(173)
Change in loan fees, net	(243)	396

Ending balance	$59,223	$49,254

Credit Quality Information

The Company determines its allowance for credit losses in accordance with ASC 326, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Based on the Company’s size, complexity and historical data the aggregate method or loss-rate method was selected to estimate expected credit losses. An expected loss ratio is applied based on internal historical losses and originations. The aggregate method relies upon the performance of an entire segment of the loan portfolio to best represent the behavior of these specific segments over time. In addition, modified open pool approach was used which utilizes our borrowers credit rankings for both construction and development loans. Internal risk-rating grades are assigned by the Company’s management based on an analysis of financial and collateral strength and other credit attributes underlying each loan. Loan grades are A, B and C and Unsecured for both construction and development loans where A and C define the highest and lowest scores, respectively. Unsecured loans in our portfolio do not hold underlying collateral.

Each loan pool is adjusted for qualitative factors not inherently considered in the quantitative analysis. The qualitative adjustments either increase or decrease the quantitative model estimation. We consider factors that are relevant within the qualitative framework which include the following: lending policy, changes in nature and volume of loans, staff experience, changes in volume and trends of non-performing loans, trends in underlying collateral values, quality of our loan review system and other economic conditions, including inflation.

Our construction loans are collateralized by lots, partially built homes, and built homes, while our development loans are collateralized by land and lots. Secured nonaccrual loans individually evaluated are also collateralized by land and real estate.

The following table presents the Company’s gross loans receivable, commitment value and ACL for each respective credit rank loan pool category as of December 31, 2025:

(All dollar [$] amounts shown in table in thousands.)

	Loans Receivable Gross	Commitment Value	ACL
Construction Loans Collectively Evaluated:
A Credit Risk	$23,490	$37,488	$122
B Credit Risk	13,799	18,830	151
C Credit Risk	828	1,099	12
Individually Evaluated	6,399	8,480	745

Development Loans Collectively Evaluated:
A Credit Risk	$3,457	$4,390	$2
B Credit Risk	13,072	14,366	79
C Credit Risk	99	100	2
Individually Evaluated	539	487	–

Total	$61,683	$85,240	$1,113

The following table presents the Company’s gross loans receivable, commitment value and ACL for each respective credit rank loan pool category as of December 31, 2024.

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(All dollar [$] amounts shown in table in thousands.)

	Loans Receivable Gross	Commitment Value	ACL
Construction Loans Collectively Evaluated:
A Credit Risk	$39,277	$55,872	$140
B Credit Risk	2,817	3,883	40
C Credit Risk	939	1,851	10
Individually Evaluated	4,971	5,785	658

Development Loans Collectively Evaluated:
A Credit Risk	$2,485	$5,500	$2
B Credit Risk	160	275	–
C Credit Risk	489	487	18
Individually Evaluated	–	–	–

Total	$51,138	$73,653	$868

The following table presents the amortized cost basis of loans individually evaluated and loans past due over 90 days nonaccruing as of December 31, 2025:

	Individually Evaluated Loans without ACL	Individually Evaluated Loans with ACL	Accrual Loans Past Due Over 90 Days
Construction Loans:
Individually Evaluated	$3,239	$3,160	$–

Development Loans:
Individually Evaluated	$539	$–	$–

Total	$3,778	$3,160	$–

The following table presents the amortized cost basis of loans individually evaluated and loans past due over 90 days nonaccruing as of December 31, 2024:

	Individually Evaluated without ACL	Individually Evaluated with ACL	Accrual Loans Past Due Over 90 Days
Construction Loans:
Individually Evaluated	$1,427	$3,544	$–
Development Loans:
Individually Evaluated	$–	$–	$–

Total	$1,427	$3,544	$–

For loans greater than 12 months in age that are individually evaluated, appraisals are ordered and prepared if the current appraisal is greater than 13 months old and construction is greater than 90% complete. If construction is completed by less than 90% the Company uses the latest appraisal on file. At certain times the Company may choose to use a broker’s opinions of value (“BOV”) as a replacement for an appraisal if deemed more efficient by management. Appraised values are adjusted down for estimated costs associated with asset disposal. Broker’s opinion of selling price, use currently valid sales contracts on the subject property, or representative recent actual closings by the builder on similar properties may be used in place of a BOV.

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Appraisers are state certified and are selected by first attempting to utilize the appraiser who completed the original appraisal report. If that appraiser is unavailable or unreasonably expensive, we use another appraiser who appraises routinely in that geographic area. BOVs are created by real estate agents. We try to first select an agent we have worked with, and then, if that fails, we select another agent who works in that geographic area.

In addition, our loan portfolio includes performing, forbearance and non-accrual loans. The Company’s policies with respect to placing loans on non-accrual and individually evaluated if they are past due greater than 90 days unless management deems the loan an exception. A fair market value analysis is performed and an allowance for credit loss is established based on the results of the analysis.

The following is an aging of our gross loan portfolio as of December 31, 2025:

(All dollar [$] amounts shown in table in thousands.)

	Gross Loan	Current	Past Due	Past Due	Past Due
	Value	0 - 89	90 - 179	180 - 269	>270
Construction Loans:
A Credit Risk	$23,490	$23,490	$–	$–	$–
B Credit Risk	13,799	13,799	–	–	–
C Credit Risk	828	828	–	–	–
Individually Evaluated	6,399	5,201	618	446	134

Development Loans:
A Credit Risk	3,457	3,457	–	–	–
B Credit Risk	13,072	13,072	–	–	–
C Credit Risk	99	99	–	–	–
Individually Evaluated	539	–	539	–	–

Total	$61,683	$59,946	$1,157	$446	$134

The following is an aging of our gross loan portfolio as of December 31, 2024:

(All dollar [$] amounts shown in table in thousands.)

	Gross Loan	Current	Past Due	Past Due	Past Due
	Value	0 - 89	90 - 179	180 - 269	>270
Construction Loans:
A Credit Risk	$39,277	$39,277	$–	$–	$–
B Credit Risk	2,817	2,817	–	–	–
C Credit Risk	939	939	–	–	–
Individually Evaluated	4,971	–	1,057	–	3,914

Development Loans:
A Credit Risk	2,485	2,485	–	–	–
B Credit Risk	160	160	–	–	–
C Credit Risk	489	489	–	–	–
Individually Evaluated	–	–	–	–	–

Total	$51,138	$46,167	$1,057	$–	$3,914

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Below is an aging schedule of loans receivable as of December 31, 2025, on a recency basis:

(All dollar [$] amounts shown in table in thousands.)

	No. Loans	Unpaid Balances	%
Contractual terms (All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.)	155	$58,507	94.9%
60-89 days	1	1,439	2.3%
90-179 days	5	1,157	1.8%
180-269 days	2	446	0.7%
>270 days	1	134	0.3%

Subtotal	164	$61,683	100.0%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	164	$61,683	100.0%

Below is an aging schedule of loans receivable as of December 31, 2024, on a recency basis:

(All dollar [$] amounts shown in table in thousands.)

	No. Loans	Unpaid Balances	%
Contractual terms (All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.)	162	$46,168	90.2%
60-89 days	–	–	–%
90-179 days	5	1,057	2.1%
180-269 days	–	–	–%
>270 days	16	3,913	7.7%

Subtotal	183	$51,138	100.0%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	183	$51,138	100.0%

Below is an aging schedule of loans receivable as of December 31, 2025, on a contractual basis:

(All dollar [$] amounts shown in table in thousands.)

	No. Loans	Unpaid Balances	%
Contractual terms (All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.)	155	$58,507	94.9%
60-89 days	1	1,439	2.3%
90-179 days	5	1,157	1.8%
180-269 days	2	446	0.7%
>270 days	1	134	0.3%
	155	$58,507	94.9
Subtotal	164	$61,683	100.0%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	164	$61,683	100.0%

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Below is an aging schedule of loans receivable as of December 31, 2024, on a contractual basis:

(All dollar [$] amounts shown in table in thousands.)

	No. Loans	Unpaid Balances	%
Contractual terms (All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.)	162	$46,168	90.2%
60-89 days	–	–	–%
90-179 days	5	1,057	2.1%
180-269 days	–	–	–%
>270 days	16	3,913	7.7%

Subtotal	183	$51,138	100.0%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	183	$51,138	100.0%

2026 Outlook

During 2026, we anticipate that the housing market in most of the areas in which we do business will likely improve, as we believe that the long-term interest rates that our borrowers’ customers use are likely to fall. There is a risk if mortgage rates drop that many homeowners in existing low-rate mortgages will decide to “move up” and sell their low mortgage rate home, flooding the market with homes. Offsetting that risk is the fact that they will also increase demand for homes as they will need one to live in. Rents may become less affordable vs. owning a home, which helps our customer. While we don’t anticipate the market flooding to negatively impact us, there is little history to go by and this might cause housing prices to drop steeply, which will hurt our existing loans. Of course, rates may not fall, or they may instead go up, or the actual impact of falling rates may not result in an enhanced housing market. While we are anticipating growth in housing and loan balances, we are prepared for a declining market as well.

In 2026, we don’t anticipate increasing our investments that are not loans or foreclosed assets.

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Debt Summary and Sources of Liquidity

Below is a summary of some of our debt and sources of liquidity. The discussion below does not discuss all of our debt. Please see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the notes to those financial statements contained elsewhere in this prospectus for additional information about debt and sources of liquidity.

Loan Purchase and Sale Agreements

We have two loan purchase and sale agreements where we are the seller of portions of loans we create. One loan purchase and sale agreement is with Builder Finance, Inc. (“Builder Finance”), and the second loan purchase and sale agreement is with S.K. Funding, LLC (“S.K. Funding”). These agreements are described below.

Loan Purchase and Sale Agreement with Builder Finance

We entered into a loan purchase and sale agreement (the “Builder Finance LPSA”) with Builder Finance in January 2017. Pursuant to the Builder Finance LPSA, Builder Finance has the right, from time to time, to purchase from us senior priority interests in certain loans made to fund the vertical construction of one to four family residential dwellings (“Eligible Loans”). Each Eligible Loan is evidenced by notes secured by, among other things, mortgages or deeds of trust encumbering the respective construction properties. The Builder Finance LPSA has been amended eight times as of December 31, 2025, to allow for, among other things, the purchaser to retain their portion of the loan past the 12 month period described below. As of December 31, 2025, the book value of loans which serve as collateral under the Builder Finance LPSA is approximately $1.8 million and the amount due from us to Builder Finance under the Builder Finance LPSA is approximately $1.5 million.

Pursuant to the procedures set forth in Sections 5.5 through 5.7 of the Builder Finance LPSA, we, upon written notice to Builder Finance, have the right at any time (the “Call Option”) to repurchase from Builder Finance the transferred rights to any senior loan. The Call Option purchase price for each senior loan will be an amount equal to the then outstanding principal amount of the senior loan held by Builder Finance plus accrued interest, provided that if the aggregate interest paid to Builder Finance in respect of such senior loan as of the repurchase date will be less than 4% of the total commitment amount of Builder Finance in respect of such senior loan, then the purchase price shall be increased by an amount equal to such shortfall. Similarly, Builder Finance, upon written notice to the us, has the right at any time (the “Put Option”), to elect to require us to repurchase the transferred rights pertaining to any senior loan, or any portion of a senior loan held by Builder Finance. The Put Option purchase price will be an amount equal to the outstanding principal amount of the senior loan held by Builder Finance plus accrued interest, provided that the aggregate put prices payable in respect of all senior loans put to us during any trailing 12 month period ending on the date of the put notice shall never exceed the Put Option Limit, which is an amount equal to 10% of all fundings made by Builder Finance to us under the senior loans during such 12 month period.

We agreed that until the prior payment of all amounts due to Builder Finance in respect of the senior loan and the transferred rights: (a) all payments by us or Builder Finance from or on behalf of borrowers under or pursuant to the relevant loan documents will be applied first, to the payment of any amounts due to Builder Finance in respect of the senior loan and the transferred rights, and second, to the payment of any amounts due to us in respect of the subordinated loan; (b) all payments received by us or Builder Finance in connection with the foreclosure upon or other realization on any loan collateral will be applied first, to the payment of any amounts due to Builder Finance in respect of the senior loan and the transferred rights, and second, to the payment of any amounts due to us in respect of the subordinated loan; and (c) our rights in and to the loan collateral or any security interests granted under Loan Documents will be subordinated to any and all rights of Builder Finance in and to such collateral and interests.

We are generally the servicer of the senior priority interests in the loans sold under the Builder Finance LPSA. Unless otherwise agreed to in writing by the parties, the Builder Finance LPSA will terminate: (a) when the entire indebtedness due under the relevant loan documents for all senior loans held by Builder Finance shall have been paid, and we have paid to Builder Finance all amounts due under the Builder Finance LPSA, and no new amounts become due thereunder within 30 days thereafter; or (b) when all senior loans and subordinate loans and the rights under the Builder Finance LPSA relating thereto are owned and held by one person, firm or corporation for its own account for a period exceeding 30 days .

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Loan Purchase and Sale Agreement with S.K. Funding

We also entered into a loan purchase and sale agreement (the “S.K. Funding LPSA”) with Seven Kings Holdings, Inc. (“7Kings”) in April 2015. However, on or about May 7, 2015, 7Kings assigned its right and interest in the S.K. Funding LPSA to S.K. Funding, which is an affiliate of 7Kings. The S.K. Funding LPSA has been amended 13 times as of December 31, 2025, to allow for, among other things, S.K. Funding to purchase numerous loans in amounts greater than that permitted by the original S.K. Funding LPSA. As of December 31, 2025, the book value of loans which serve as collateral under the S.K. Funding LPSA is approximately $9,000,000 and the amount due from us to S.K. Funding under the S.K. Funding LPSA is approximately $6,500,000.

As of December 31, 2025, the weighted average interest rate of loans purchased by S.K. Funding under the S.K. Funding LPSA is approximately 10.0% per annum. We service all of the loans. There is an unlimited right for us to call any loan sold.

Lines of Credit

We have nine lines of credit, two of which are from the CEO and chairman of the board, and a business loan agreement. As of December 31, 2025, we have a total balance of approximately $10,498,000 across the lines of credit with remaining availability of approximately $6,072,000.

Lines of Credit Extended by Mr. Wallach and His Affiliates

We have two lines of credit from Daniel M. Wallach (our CEO and chairman of the board of managers) and his affiliates. The first line of credit has a maximum principal borrowing amount of $1,250,000 and is payable to Mr. Wallach and his wife, Joyce S. Wallach, as tenants by the entirety (the “Wallach LOC”). The second line of credit has a maximum principal borrowing amount of $250,000 and is payable to the 2007 Daniel M. Wallach Legacy Trust (the “Wallach Trust LOC,” and together with the Wallach LOC, the “Wallach Affiliate LOCs”). The Notes are subordinated in right of payment to all secured debt, including these Wallach Affiliate LOCs. Pursuant to the promissory note for each Wallach Affiliate LOC, the lenders have the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. The Wallach Affiliate LOCs are due and payable upon demand by the lender. As of December 31, 2025, there was $26,000 outstanding pursuant to the Wallach LOC, with remaining availability on that line of credit of $1,224,000, and there were no amounts borrowed against the Wallach Trust LOC, with remaining availability on that line of credit of $250,000.

The Wallach Affiliate LOCs are collateralized by a lien against all of our assets. The Notes are subordinated in right of payment to all secured debt, including the Wallach Affiliate LOCs. The interest rate on the Wallach Affiliate LOCs generally equals the prime rate plus 3%. The interest rate on the Wallach Affiliate LOCs may not, however, exceed the maximum rate allowed by applicable law. As of December 31, 2025 and December 31, 2024, the interest rate was 9.75% and 10.50%, respectively, for both the Wallach LOC and the Wallach Trust LOC. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Wallach Affiliate LOCs in whole or in part at any time.

The Wallach Affiliate LOCs were approved by Mr. Wallach in his capacity as sole manager prior to the time we had independent managers. The independent managers ratified and approved these transactions subsequent to the formation of the board of managers. In June 2018, we entered into a First Amendment to the Wallach LOC and a First Amendment to the Wallach Trust LOC which modified the interest rates under the Wallach Affiliate LOCs to generally equal the prime rate plus 3%. These amendments were approved by a majority of our independent managers. See “Risk Factors - Risks Related to Conflicts of Interest - Our CEO (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made available to us, which could result in actions that are not in your best interest.”

Line of Credit Extended by William Myrick

In June 2018, we entered into a line of credit from our former Partner, William Myrick. The Myrick LOC is collateralized by a lien against all of our assets. The Myrick LOC has a maximum principal borrowing amount of $1,000,000 and is payable to Mr. Myrick. As of December 31, 2025, there were no amounts borrowed against the Myrick LOC, and we have no intention of borrowing any amounts under the Myrick LOC following Mr. Myrick’s termination in March 2025. The Myrick LOC is evidenced by a promissory note, is payable upon demand of the lender and generally bears an interest rate equal to the prime rate plus 3%.

Line of Credit Extended by Builder Finance

In connection with the loan purchase and sale agreement with Builder Finance as previously described, in January 2017, we also entered into a line of credit agreement (the “Builder Finance LOC”) with Builder Finance. The Builder Finance LOC provides the Company with a maximum principal borrowing amount of $750,000. The Builder Finance LOC is senior in right of payment and contains certain financial covenants. The outstanding balance on the Builder Finance LOC was $0 and $750,000 as of December 31, 2025, and December 31, 2024, respectively. As of December 31, 2025, the Builder Finance LOC has a termination date in January 2027. The Builder Finance LOC bears interest at a fixed annual rate of 10% and requires monthly payments of interest with the principal balance due upon termination.

Line of Credit Extended by Swanson

In October 2017, we entered into a line of credit agreement (as amended, the “Swanson LOC Agreement”) with Paul Swanson, which was subsequently assigned to Judith Swanson, as trustee of a trust. Pursuant to the Swanson LOC Agreement, the lender provides us with a revolving line of credit (the “Swanson LOC”) not to exceed $7,000,000, a portion of which is unsecured (the “Unsecured Swanson LOC”). The Swanson LOC are due March 2027, of which $4,000,000 is due July 2027 and the remaining balance of $2,407,000 is due November 2026. As of December 31, 2025, the Swanson LOC are due March 2026, of which $4,000,000 is due July 2026 and the remaining balance is due November 2026. As of December 31, 2025, the outstanding principal balance of the secured portion was approximately $6,407,000 and the outstanding principal balance of the unsecured portion was approximately $592,000.

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The Swanson LOC requires monthly payments of interest only during the term of the Swanson LOC, with the principal balance due upon termination. The unpaid principal amounts advanced on the Swanson LOC bear interest for each day until due at a fixed rate per annum (computed on the basis of a year of 360 days for actual days elapsed) for each day at 9%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Swanson LOC in whole or in part at any time.

We are pledging, and will continue to pledge in the future, certain of our commercial loans as collateral for a portion of the Swanson LOC (the “Swanson Collateral Loans”) pursuant to the Collateral Assignment of Notes and Documents dated as of October 23, 2017. The amount outstanding under the Swanson LOC may not exceed 67% of the aggregate amount outstanding on the Swanson Collateral Loans then pledged to secure the Swanson LOC. Our obligation to repay the Swanson LOC is evidenced by a promissory note from us dated October 23, 2017.

The lender may demand the unpaid principal amount under the Swanson LOC, along with interest accrued thereon and all other amounts owing under the Swanson LOC upon an “event of default,” as defined in the Swanson LOC Agreement. An “event of default” includes our failing to pay payments within 10 days of when such payment is due, our failing to service the Swanson Collateral Loans in a commercially reasonable manner, or our filing of a petition for bankruptcy.

R. Scott Summers, P.L.L.C., a West Virginia professional limited liability company (the “Swanson LOC Custodian”) serves as the custodian to hold the Swanson Collateral Loans for the benefit of the Swanson lender pursuant to the Custodial Agreement dated as of October 23, 2017 between us, the Swanson lender, and the Swanson LOC Custodian. The Swanson LOC Custodian is owned by R. Scott Summers, an investor in our Notes Program, a lender under one of the New LOC Agreements (described below), and the son of Kenneth R. Summers, one of our independent managers. The Swanson LOC Custodian is responsible for certifying to the Swanson lender that it has received the relevant Swanson Collateral Loan assignment documentation from us. We are responsible for paying the Swanson LOC Custodian’s monthly fee, which is equal to 1% interest on the amount of the Swanson Collateral Loans outstanding in the Swanson LOC Custodian’s custody.

Line of Credit Extended by Shuman

In July 2017, we entered into a line of credit agreement (the “Shuman LOC Agreement”) with a group of lenders, and the Shuman LOC Agreement is now held by Cindy K. Shuman as widow and devisee of Mr. Shuman (collectively, “Shuman”). Pursuant to the Shuman LOC, Shuman provides us with a revolving line of credit (the “Shuman LOC”) not to exceed $1,325,000. The Shuman LOC is secured with assignments of certain notes and mortgages and carries a total annual cost of funds to us of 10%. The Shuman line of credit is currently due in July 2026, and will auto-renew each year in July unless notice of termination is provided by either party. As of December 31, 2025, the Shuman LOC had an outstanding principal balance of $125,000.

The Shuman LOC requires monthly payments of interest only during the term of the Shuman LOC, with the principal balance due upon termination. The unpaid principal amounts advanced on the Shuman LOC bear interest for each day until due at a fixed rate per annum (computed on the basis of a year of 360 days for actual days elapsed) for each day at 10%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Shuman LOC in whole or in part at any time.

We are pledging, and will continue to pledge in the future, certain of our commercial loans as collateral for the Shuman LOC (the “Shuman Collateral Loans”) pursuant to the Collateral Assignment of Notes and Documents dated as of July 11, 2017. The amount outstanding under the Shuman LOC may not exceed 67% of the aggregate amount outstanding on the Shuman Collateral Loans then pledged to secure the Shuman LOC. Our obligation to repay the Shuman LOC is evidenced by a promissory note from us dated July 11, 2017.

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Shuman may demand the unpaid principal amount under the Shuman LOC, along with interest accrued thereon and all other amounts owing under the Shuman LOC upon an “event of default,” as defined in the Shuman LOC Agreement. An “event of default” includes our failing to pay payments within 10 days of when such payment is due, our failing to service the Shuman Collateral Loans in a commercially reasonable manner, or our filing of a petition for bankruptcy.

R. Scott Summers, P.L.L.C., a West Virginia professional limited liability company (the “Shuman LOC Custodian”) serves as the custodian to hold the Shuman Collateral Loans for the benefit of Shuman pursuant to the Custodial Agreement dated as of July 11, 2017 between us, Shuman, and the Shuman LOC Custodian. The Shuman LOC Custodian is owned by R. Scott Summers, an investor in our Notes Program, a lender under one of the New LOC Agreements (described below), and the son of Kenneth R. Summers, one of our independent managers. The Shuman LOC Custodian is responsible for certifying to Shuman that it has received the relevant Shuman Collateral Loan assignment documentation from us. We are responsible for paying the Shuman LOC Custodian’s monthly fee, which is equal to 1% interest on the amount of the Shuman Collateral Loans outstanding in the Shuman LOC Custodian’s custody.

Line of Credit Extended by Jeffrey Eppinger

In April 2019, we entered into a line of credit agreement (as amended, the “Eppinger LOC”) with Jeffrey Eppinger (“Lender”). Pursuant to the Eppinger LOC, as amended, the Lender provides the Company with a revolving line of credit not to exceed $1,500,000. The Eppinger LOC is secured by a security interest in the Company’s notes and mortgages and carries a total annual cost of funds to us of 10%. The Eppinger LOC auto-renews each month unless notice of termination is provided by the Company or the Lender. As of December 31, 2025, the outstanding principal balance on the Eppinger LOC was $200,000.

Line of Credit Extended by R. Scott Summers

In September 2019, we entered into a line of credit with R. Scott Summers (the “Summers LOC”). The Summers LOC provides the Company with a maximum principal borrowing amount of $2,000,000. The Summers LOC is secured with assignments of certain notes and mortgages. As of both December 31, 2025 and December 31, 2024, we had an outstanding balance of $903,000 on the Summers LOC, with availability on that line of credit of $1,097,000. The Summers LOC is evidenced by a promissory note and bears a fixed annual interest rate of 9%. The Summers LOC requires monthly payments of interest only during the term of the Summers LOC, with the principal balance due upon termination.

Line of Credit Extended by Solomon

In October 2020, we entered into a line of credit with the Trustee of the John C Solomon II 2011 Irrevocable Trust (the “Solomon LOC”). The Solomon LOC provides the Company with a maximum principal borrowing amount of $562,500. The Solomon LOC is secured with assignments of certain notes and mortgages. As of both December 31, 2025 and December 31, 2024, we had an outstanding balance of $562,500 on the Solomon LOC, with no additional availability on that line of credit. The Solomon LOC can be terminated upon notice of not less than 30 days. The Solomon LOC is evidenced by a promissory note and bears a fixed annual interest rate of 9.5%.

United Lines of Credit

In January 2025, we entered into a revolving line of credit with United Bank for $2,275,000, maturing in January 2027. The interest rate on this line of credit is 5.5%. As of December 31, 2025, the amount due on this line of credit was $2,275,000. The line of credit is collateralized by an investment in certificates of deposit totaling $2,275,000 as of December 31, 2025.

In January 2025, we entered into a revolving line of credit with United Bank for $725,000, with an expiration date of January 2040. The interest rate on this line of credit is 7.5%. There were no amounts outstanding pursuant to this revolving line of credit as of December 31, 2025. The Company’s office in Jacksonville, FL, is used as collateral for this line of credit.

Liberty Savings Bank Line of Credit

In December 2025, we entered into a revolving line of credit with Liberty Savings Bank for $5,000,000 and can be terminated on 90 days written notice. The interest rate on this line of credit varies and is indexed to the current Prime rate plus 0.5%. As of December 31, 2025, there were no amounts borrowed under this line of credit. The line of credit will be secured with assignments of certain notes and mortgages when drawn upon.

Competition

Historically, our industry has been highly competitive. We compete for opportunities with numerous public and private investment vehicles, including financial institutions, specialty finance companies, mortgage banks, pension funds, opportunity funds, hedge funds, REITs, and other institutional investors, as well as individuals. Many competitors are significantly larger than us, have well-established operating histories and may have greater access to capital, resources and other advantages over us. These competitors may be willing to accept lower returns on their investments or to modify underwriting standards and, as a result, our origination volume and profit margins could be adversely affected.

We believe that this is a good time to extend commercial loans to builders in the residential real estate market because this market appears underserved. We expect our loans to be different than other lenders in the markets in which we are active. Typically, the differences are:

●	our loans may have a higher fee;

●	our loans typically require a small deposit which is refundable, versus a large upfront payment for the lot which is not refundable; and

●	some of our loans may have lower costs as a result of not requiring title insurance.

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Human Capital Resources

As of December 31, 2025, we have retained 25 employees (four of which are lending representatives) including our CEO. In his previous experience, our CEO had a nationwide staff of 20 lenders in the field. The development, attraction, and retention of employees is a strong focus for the Company, as it is fostering and maintaining a strong, healthy corporate culture. Additionally, as described in more detail the “Executive Compensation - Executive Officer Compensation” section of this prospectus, we have an executive compensation program designed to attract, retain, and motivate highly talented executives and to align each executive’s incentives with our short-term and long-term objectives, while maintaining a healthy and stable financial position.

Regulatory Matters

Financial Regulation

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks, and thrift institutions. We are not subject to periodic compliance examinations by federal or state banking regulators. Further, our Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution and are not insured by the FDIC or any governmental or private insurance fund, or any other entity.

The Investment Company Act of 1940

An investment company is defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to include any issuer engaged primarily in the business of investing, reinvesting, or trading in securities. Absent an exemption, investment companies are required to register as such with the SEC and to comply with various governance and operational requirements. If we were considered an “investment company” within the meaning of the Investment Company Act, we would be subject to numerous requirements and restrictions relating to our structure and operation. If we were required to register as an investment company under the Investment Company Act and to comply with these requirements and restrictions, we may have to make significant changes in our structure and operations to comply with exemption from registration, which could adversely affect our business. Such changes may include, for example, limiting the range of assets in which we may invest. We intend to conduct our operations so as to fit within an exemption from registration under the Investment Company Act for purchasing or otherwise acquiring mortgages and other liens on and interest in real estate. In order to satisfy the requirements of such exemption, we may need to restrict the scope of our operations.

Environmental Compliance

We do not believe that compliance with federal, state, or local laws relating to the protection of the environment will have a material effect on our business in the foreseeable future. However, loans we extend or purchase are secured by real property. In the course of our business, we may own or foreclose and take title to real estate that could be subject to environmental liabilities with respect to these properties. We (or our loan customers) may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical release at a property. The costs associated with the investigation or remediation activities could be substantial. In addition, if we become the owner of or discover that we were formerly the owner of a contaminated site, we may be subject to common law claims by third-parties based on damages and costs resulting from environmental contamination emanating from the property. To date, we have not incurred any significant costs related to environmental compliance and we do not anticipate incurring any significant costs for environmental compliance in the future. Generally, when we are lending on property which is being developed into single family building lots, an environmental assessment is done by the builder for the various governmental agencies. When we lend for new construction on newly developed lots, the lots have generally been reviewed while they were being developed. We also perform our own physical inspection of the lot, which includes assessing potential environmental issues. Before we take possession of a property through foreclosure, we again assess the property for possible environmental concerns, which, if deemed to be a significant risk compared to the value of the property, could cause us to forego foreclosure on the property and to seek other avenues for collection.

Legal Proceedings

As of the date of this prospectus, we are not aware that we or our members are a party to any pending or threatened legal proceeding or proceeding by a governmental authority that would have a material adverse effect on our business.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require us to file annual, quarterly, and special reports and other information with the SEC. All of these filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. The annual reports we file with the SEC will contain consolidated financial information that has been examined and reported upon, with an opinion expressed by an independent registered public accounting firm. You may access this information online, at our website, at www.shepherdsfinance.com, or by calling us at (302) 752-2688 (30-ASK-ABOUT) or writing us at Shepherd’s Finance, LLC, 13241 Bartram Park Blvd., Suite 2401, Jacksonville, Florida 32258 to have copies mailed to you at no cost. However, information contained on our website does not constitute part of this prospectus, and you should rely only on the information contained in or specifically incorporated by reference into this prospectus in deciding whether to invest in the Notes. We do not intend to deliver reports to security holders if such reports are not required pursuant to Section 15(d) of the Exchange Act.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 6, 2026, is incorporated herein by reference. This discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated herein by reference.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material federal income tax consequences relating to the ownership and disposition of the Notes. The discussion is based upon the current provisions of the Code, regulations issued under the Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the Notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold a Note as a position in hedging, straddle, or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds a Note, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, this discussion does not address holders other than original purchasers. Certain individuals, trusts, and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). In addition to the federal income tax consequences described above, you should also consider the state income tax consequences of the acquisition, ownership, and disposition of the Notes. State income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state. You are urged to consult your own tax advisor to determine the specific federal, state, local, and any other tax consequences applicable to you relating to your ownership and disposition of the Notes.

Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” unless the original issue discount or “OID” rules otherwise require, interest paid on the Notes will generally be taxable to you as ordinary income in the year the interest is paid or accrued in accordance with your method of accounting for tax purposes.

OID is a form of interest that generally exists when a debt instrument’s stated redemption price at maturity exceeds its issue price. However, we do not believe that the Notes will give rise to OID since they are generally issued at a price equal to their redemption amount. If OID were to exist, under the OID rules, the excess of total payments on a Note, including interest that is not unconditionally payable at least annually throughout the term of the Note, will be currently deductible by the issuer and currently includible in income by the holder, under the constant yield method. Under the constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods. You should consult with your tax or other professionals regarding the existence and impact, if any, of OID on your investment and taxes. A cash method holder of a Note may be taxed differently than an accrual method holder of a Note.

Treatment of Dispositions of Notes

Upon the sale, exchange, redemption, retirement, or other taxable disposition of a Note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal your original cost for the Note, increased by any accrued but unpaid interest, including OID, you previously included in income with respect to the Note and reduced by any payments you previously received, other than interest that is unconditionally payable at least annually throughout the term of the Note, with respect to the Note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the Note had been held for more than 12 months or for 12 months or less.

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Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the Note in connection with a United States trade or business, interest paid and OID accrued on the Notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the Notes free of United States federal income tax provided that you periodically provide a statement on applicable Internal Revenue Service (“IRS”) forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax and filing requirements on gain from the disposition of a Note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

We will report annually to the IRS and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest on the Notes.

Under certain circumstances, as a holder of a Note, you may be subject to “backup withholding.” Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the Note. Backup withholding, however, does not apply to payments on a Note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), impose a U.S. withholding tax of a 30% on payments of interest on the Notes and, on or after January 1, 2017, the gross proceeds from a sale or other disposition of the Notes paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the U.S. and the applicable foreign country may modify these requirements. Prospective investors should consult their own tax advisors regarding the implications of FATCA with respect to their purchase, ownership, and disposition of the Notes.

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CERTAIN EMPLOYEE BENEFIT PLAN CONSIDERATIONS

The following is a summary of certain considerations relating to the ownership, holding, and disposition of the Notes by employee benefit plans, IRAs, or other tax-favored benefit accounts that are subject to ERISA, Section 4975 of the Code, or any other federal, state, local, non-U.S., or other laws, rules, or regulations that are similar to ERISA or such provisions of the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan or account (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes by any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class, or individual prohibited transaction exemption. In addition, Section 408(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions if neither we nor any of our affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice for a fee with respect to the assets of any ERISA Plan involved in the acquisition or holding of the Notes and provided further that the ERISA Plan pays no more than adequate consideration in connection with the acquisition and holding of the Notes. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes (and holding or disposing the Notes) on behalf of any Plan or otherwise with “plan assets,” consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code, and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase, holding, and disposition of the Notes.

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MANAGEMENT

Executive Officers and Board of Managers

Included below is certain information about our managers and executive officers. Pursuant to our limited liability company agreement, as amended, our managers are initially appointed to terms of one year, two years, or three years. Following the expiration of these initial terms, our managers are elected to staggered terms. Mr. Wallach was initially elected to a three-year term that expired in March 2016 and his current three-year term expires in March 2028, Mr. Summers was initially elected to a two-year term that expired in March 2014 and his current three-year term expires in March 2026, Mr. Rauscher was initially elected to a three-year term that expired in March 2018 and his current three-year term expires in March 2027, and Mr. Sheldon was initially elected to a one-year term that expired in March 2020 and his current three-year term expires in March 2028.

Daniel M. Wallach, age 58, is our CEO and a manager. He has been our CEO since our Company was founded and, prior to the addition of two independent managers in March 2012, he was our sole manager. Mr. Wallach has over 30 years of experience in finance and real estate. Prior to his time with us, most recently, from May 2011 to July 2011, Mr. Wallach was an Executive Vice President for ProBuild Holdings, a building material supplier to homebuilders. Before that, from 1985 to 1989, and 1990 to April 2011, Mr. Wallach held various positions with 84 Lumber Company and affiliates, including Chief Financial Officer and Director. 84 Lumber is a building material supplier to homebuilders and was, at that time, one of our affiliates. At 84 Lumber, Mr. Wallach oversaw the company’s financial and accounting function, including all aspects related to financial reporting, debt financing, customer financing, customer credit and management information systems. Mr. Wallach was also intimately involved with the creation of 84 FINANCIAL, L.P., a finance company affiliated with and owned by 84 Lumber, which had investment objectives similar to ours. Mr. Wallach has also held operational and finance positions with a mortgage brokerage firm and a building contractor. He graduated from Washington and Jefferson College in Washington, Pennsylvania with a B.A. in Business Administration.

Barbara L. Harshman, age 50, is our Executive Vice President of Operations, a position to which she was appointed in July 2015. She was hired in August 2012 as Vice President of Operations. Prior to joining the Company, from 2005 to 2012, Ms. Harshman worked in various positions in 84 Lumber Company’s lending operations, including Vice President of Lending. Ms. Harshman also worked as a credit manager for 84 Lumber during 2004 and 2005, where she managed a portfolio of $35,000,000 of unsecured debt owed by builders. Ms. Harshman graduated from Baylor University with a B.A. in Anthropology.

Mark Reynolds, age 51, was appointed Executive Vice President of Sales in April 2021. Mr. Reynolds has over 20 years of experience in the construction finance industry. He was previously our Regional Sales Manager from May 2016 until April 2021 and was also the National Real Estate Owned (“REO”) Manager from January 2020 until April 2021. Previously, Mr. Reynolds held various positions with 84 Lumber Company, including REO Specialist, where he worked with counsel to negotiate liens, finish building houses, and relieve as much debt as possible while controlling losses (from 2008 through 2014), National Finance Manager, in residential financing (from 2006 through 2008), and Regional Finance Manager, in commercial financing, where he helped finance projects such as hotels, apartments, restaurants, and casinos (from 2000 through 2004). Mr. Reynolds attended Indiana University at South Bend, where he studied Business Management.

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Catherine Leslie, age 47, is our Chief Financial Officer, to which she was first appointed in January 2018. Ms. Leslie was most recently re-appointed Chief Financial Officer as of March 2026. Previously, Ms. Leslie served as Chief Financial Officer from April 2021 to June 2025, as Acting Chief Financial Officer from July 2019 to April 2021 and as Chief Financial Officer from January 2018 to May 2019 and continued to serve as our employee since May 2019. Ms. Leslie previously served as our Controller from November 2017 until her initial appointment as Chief Financial Officer. Prior to joining the Company, Ms. Leslie was the Corporate Controller for Lucas Group from November 2017 to June 2018, Division Controller for Pulte Group from July 2014 through November 2017 and Director of Financial Reporting for DS Services Holdings, Inc. from November 2013 to April 2014. Ms. Leslie spent a majority of her career with Simmons Bedding Company as Manager of Financial Reporting from 2006 to 2013. Ms. Leslie started her accounting career with Pricewaterhouse Coopers with an internship in 1999 and an associate in 2001. Ms. Leslie received her Bachelor of Business of Administration from the Terry College of Business School at the University of Georgia in 2000, and her Master of Accounting from Kennesaw State University’s Cole’s College of Business in 2001.

Kenneth R. Summers, age 80, is one of our independent managers, a position to which he was elected in March 2012. Mr. Summers retired from United Bank, Inc. of Morgantown, West Virginia in December 2019. Prior to retirement, he had been an Executive Vice President for United Bank since 2001. In that role he was responsible for the expansion and recognition of the bank’s franchise in north central West Virginia. Mr. Summers has over 30 years of experience as a community bank executive. He graduated from the University of Charleston with a B.S. in Accounting and Management.

Eric A. Rauscher, age 60, is one of our independent managers, a position to which he was elected in March 2015. Mr. Rauscher is a licensed insurance sales person and has worked in that industry since 1999. Prior to that, he spent over ten years as a field sales engineer. He graduated from Case Western Reserve University with a B.S. in Electrical Engineering and Applied Physics, with a minor in Economics.

Gregory L. Sheldon, age 67, is one of our independent managers since March 2019. Mr. Sheldon brings 45 years of business experience building global corporations and integrating acquisitions across finance, supply chain, manufacturing, and the corporate functions. His previous roles include the Interim CIO for TherapeuticsMD, an innovative pharmaceutical company exclusively committed to advancing women’s health, from March 2021 to May 2022, Global Chief Information Officer for Mylan, Inc., from October 2008 to March 2013, the CIO for Duquesne Light Company from August 2013 to March 2015, and, from October 2018 until December 2019, as the Interim CIO for MiMedx Group, Inc. Since July 2014, Mr. Sheldon has been an owner of two companies which invest in land acquisition, development, and the construction of residential homes: White Column Investments, LLC, where he is the President and Managing Member, and Sheldon Investments, LLC. Since 2017, he has served as a non-compensated advisor to Mark Hoskins, who owns Benjamin Marcus Homes, LLC and Investor’s Mark Acquisitions, LLC, which are companies that design, develop, and build single family homes, and which are also two of our customers. Mr. Sheldon has been the owner of Greg Sheldon and Associates, LLC, a consultant, and strategic advisor to clients in the life sciences, consumer products, technology, and manufacturing industries since April 2015. Mr. Sheldon has held multiple leadership positions with leading, global companies including Kraft General Foods, Georgia-Pacific, and Pfizer Inc., and the start-up of The Georgia Lottery. He graduated from Georgia State University with a Master of Science in Management and from Georgia Institute of Technology with a Bachelor of Science in Industrial Management.

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Committees of the Board of Managers

The board of managers has formed the six committees described below. Each of the committees, with the exception of the loan policy committee , operates pursuant to a written charter adopted by the committee or our board of managers. Each charter sets forth the committee’s specific functions and responsibilities.

Audit Committee

Our board of managers has established an audit committee, which consists of Messrs. Summers, Rauscher, and Sheldon, our independent managers. Mr. Summers is the Chairman of the audit committee. The purpose of the audit committee is to assist the board of managers in fulfilling its oversight responsibilities relating to:

●	the integrity of our financial statements and other financial information to be provided to the members of the Company and others;

●	the Company’s compliance with legal and regulatory requirements;

●	the system of internal controls which management of the Company has established;

●	the qualifications and independence of the Company’s independent auditor;

●	the performance of the Company’s internal audit function and independent auditors; and

●	the Company’s audit and financial reporting processes.

Nominating and Corporate Governance Committee

Our board of managers has established a nominating and corporate governance committee, which consists of Messrs. Rauscher, Summers, and Sheldon, our independent managers. Mr. Sheldon is the Chairman of the nominating and corporate governance committee. The primary responsibilities of the nominating and corporate governance committee include:

●	identifying individuals qualified to serve on the board of managers, consistent with criteria approved by the board in accordance with the Company’s limited liability company agreement;

●	developing and recommending to the board of managers a set of corporate governance policies and principles to be applicable to the Company;

●	overseeing an annual evaluation of the board of managers and each of its committees; and

●	considering and acting upon any conflicts of interest-related matter as required by the Company’s limited liability company agreement or otherwise permitted by the Delaware Limited Liability Company Act where the exercise of independent judgment by any of the Company’s managers (who is not an independent manager) could reasonably be compromised, including approval of any transaction involving the Company’s affiliates.

Compensation Committee

Our board of managers has established a compensation committee, which consists of Messrs. Rauscher, Summers, and Sheldon, our independent managers. Mr. Rauscher is the Chairman of the compensation committee. The compensation committee reviews and approves annually the corporate goals and objectives applicable to the compensation of our officer, evaluates at least annually the officer’s performance in light of those goals and objectives, and determines and approves the officer’s compensation level based on these evaluations, subject to the approval of our members holding at least 60% of the votes eligible to be cast by the then-outstanding voting units.

Loan Policy Committee

Our board of managers has established a loan policy committee, which consists of Messrs. Wallach and Summers. Mr. Wallach is the Chairman of the loan policy committee. The loan policy committee sets standards and procedures for the review and approval of loans made by the Company, and approves significant loans and loans which differ from the standards and procedures it has established.

Technology Committee

Our board of managers has established a technology committee, which consists of Messrs. Sheldon, Wallach, and Rauscher. Mr. Sheldon is the Chairman of the technology committee. The primary purpose of the technology committee is to assist the board of managers in evaluating and overseeing technology matters for the Company.

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Strategic Planning Committee

Our board of managers has established a strategic planning, which consists of Messrs. Sheldon, Wallach, and Summers. Mr. Sheldon is the Chairman of the technology committee. The primary purpose of the technology committee is to assist the board of managers in evaluating and establishing the long-term goals and the analysis of future business development opportunities for the Company.

Limited Liability and Indemnification of Directors, Officers, Employees, and Other Agents

No manager or officer shall be liable to us or any other manager or officer for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such person in good faith and with the belief that such action or omission is in, or not opposed to, our best interest, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such person.

To the fullest extent permitted by Delaware law, the Company shall indemnify, hold harmless, defend, pay and reimburse each of its managers and its officers against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims to which such person may become subject by reason of:

●	Any act or omission or alleged act or omission performed or omitted to be performed on our behalf, or on behalf of any of our members or any direct or indirect subsidiary of the foregoing in connection with our business; or

●	The fact that such person is or was acting in connection with our business as our partner, member, stockholder, controlling affiliate, manager, director, officer, employee or agent, any our members, or any of our and any of our members’ respective controlling affiliates, or that such person is or was serving at our request as a partner, member, manager, director, officer, employee or agent of any person including us or any subsidiary of us;

provided, that (x) such person acted in good faith and in a manner believed by such person to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (y) such person’s conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such person’s conduct was unlawful, or that the person’s conduct constituted fraud, gross negligence or willful misconduct.

We shall promptly reimburse (and/or advance to the extent reasonably required) each of the managers and officers for reasonable legal or other expenses (as incurred) of such person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any losses for which such person may be indemnified; provided, that if it is finally judicially determined that such person is not entitled to the indemnification, then such person shall promptly reimburse us for any reimbursed or advanced expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain liability insurance, which insures against liabilities that the managers or our officer may incur in such capacities.

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EXECUTIVE COMPENSATION

Executive Officer Compensation

We currently compensate our executive officers for services rendered to us. This discussion describes our compensation philosophy and policies.

Objectives of Executive Officer Compensation Program

The objectives of our executive compensation program are to attract, retain, and motivate highly talented executives and to align each executive’s incentives with our short-term and long-term objectives, while maintaining a healthy and stable financial position. Specifically, our executive compensation program is designed to accomplish the following goals and objectives:

●	maintain a compensation program that is equitable in our marketplace;

●	provide opportunities that integrate pay with the short-term and long-term performance goals;

●	encourage and reward achievement of strategic objectives, while properly balancing a controlled risk-taking behavior; and

●	maintain an appropriate balance between base salary and short-term and long-term incentive opportunity.

Determining Executive Officer Compensation

The compensation committee of our board of managers is responsible for determining all aspects of our executive compensation program. The determination and assessment of executive compensation are primarily driven by the following three factors: (1) market data based on the compensation levels, programs and practices of other comparable companies for comparable positions, (2) our financial performance, and (3) executive officer performance. We believe these three factors provide a reasonably measurable assessment of executive performance in light of building value and creating a healthy financial position for us. We rely upon the judgment of the members of the compensation committee and not on rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements and whether each element provides the appropriate incentive and reward for performance that sustains and enhances our long-term growth.

Executive Officer Compensation Components

Base Salary

We provide each of our paid executive officers with a base salary to compensate such officer for services rendered throughout the year. Salaries are established annually based on the individual’s position, experience, performance, past and potential contribution to us, and level of responsibility, as well as our overall financial performance. No specific weighting is applied to any one factor considered, and the independent managers use their judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy.

Bonus

We pay each of our executive officers, with the exception of our VP of Sales, a team bonus mostly based on our overall profitability, which rewarded each of them $1,200 in both 2025 and 2024. In addition, we rewarded an annual bonus of $1,800 for both 2025 and 2024, which is extended to compensate vacation expenses. Finally, each executive officer is eligible for a portion of net income earned, or profit share.

We pay our EVP of Sales a monthly bonus based on a percentage of all new sales and construction loan payoffs.

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Membership Interests

As the beneficial owner of 91.8% (as of December 31, 2025) of our outstanding common membership interests, Mr. Wallach’s interests are closely aligned with our success. Our EVP of Operations owned 2.4% and both our EVP of Sales and CFO owned 1.2% of our outstanding common membership interests as of December 31, 2025.

On October 1, 2023, we entered into restricted unit agreements with Mark Reynolds, our EVP of Sales, and Catherine Leslie, our CFO, pursuant to which we issued 200 restricted common units to each of Mark Reynolds and Catherine Leslie. Vesting of the restricted common units commences from the grant date and occurs thereafter on the first day of each subsequent calendar month subject to our satisfying monthly earnings goals, measured two months in arrears in accordance with the vesting schedule.

As we hire additional executive officers, we may use membership interests in some fashion as part of their compensation.

Summary Compensation Table

The following table provides a summary of the compensation received by our named executive officers for the last two completed fiscal years:

Name and Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Mr. Wallach	2025	$77,940	$1,200	–	–	–	–	12,298	$99,150
	2024	$77,940	2,100	–	–	–	–	20,010	$100,050
Ms. Leslie	2025	$129,145	28,587	4,020	–	–	–	22,903	$191,994
Mr. Myrick	2024	$157,782	2,100	–	–	–	–	39,971	$199,853
Mr. Reynolds	2025	$98,600	72,331	4,020	–	–	–	24,954	$213,105
	2024	$98,496	64,471	10,350	–	–	–	38,154	$211,471

(1) Amounts in the Bonus column represent amounts earned in the period.

(2) Qualified Retirement Plan Contributions are shown here when funds are earned.

Salary for 2026

Mr. Wallach will receive a base salary of $77,940, Ms. Leslie will receive a base salary of $185,000, and Mr. Reynolds will receive a base salary of $90,500. In addition, Mr. Reynolds will receive a monthly bonus based on a percentage of sales and construction loan payoffs.

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Board of Managers Compensation

The following table provides a summary of the compensation received by our managers for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Daniel M. Wallach	$–	$–	$–	$–	$–	$–	$–

Kenneth R. Summers	36,000	–	–	–	–	–	36,000

Eric A. Rauscher	36,000	–	–	–	–	–	36,000

Gregory L. Sheldon	36,000	–	–	–	–	–	36,000

We paid each of the independent managers a retainer of $28,000 during both 2025 and 2024. Our independent managers also receive fees of $3,000 for the first day and $1,200 for each additional day for meetings of the board of managers and committees attended in person, all or a portion of which may be allocated as reimbursement of expenses incurred in connection with attendance at meetings.

The independent managers do not receive separate reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings. Mr. Wallach receives no compensation for his services as a manager.

Policies and Practices For Granting Certain Equity Awards

We do not schedule equity award grants in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information based on equity grant dates.

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PRINCIPAL SECURITY HOLDERS

The following table sets forth the ownership of certain of our outstanding membership interests as of December 31, 2025:

Title of Class	Name and Address of Owner(1)	Number of Units	Percent of Class	Dollar Value	Percentage of Total Equity
Class A Common Units	Daniel M. Wallach and Joyce S. Wallach	161.80	0.95%	$13,498.98	0.16%
Class A Common Units	2007 Daniel M. Wallach Legacy Trust	15,469.20	90.85%	1,290,564.11	15.72%
Class A Common Units	Barbara Harshman	400.00	2.35%	33,371.19	0.41%
Class A Common Units	Kenneth R. Summers	200.00	1.17%	16,685.58	0.20%
Class A Common Units	Eric A. Rauscher	200.00	1.17%	16,685.58	0.20%
Class A Common Units	Gregory Sheldon	200.00	1.17%	16,685.58	0.20%
Class A Common Units	Catherine Leslie	200.00	1.17%	15,682.81	0.19%
Class A Common Units	Mark Reynolds	200.00	1.17%	15,682.81	0.19%
Repurchase of Class A Common Units		–	–	(143,713.85)	(1.75)%
State Taxes Class A Common Units		–	–	(105,819.73)	(1.28)%
Subtotal of Common Voting Equity		17,031.00	100.00%	$1,169,323.06	14.24%
Series C Preferred Units	Daniel M. Wallach and Joyce S. Wallach	1,255.27	17.83%	1,255,269.32	15.29%
Series C Preferred Units	Gregory L. Sheldon and Madeline M. Sheldon	1,122.12	15.94%	1,122,124.94	13.67%
Series C Preferred Units	Other Holders of Series C Preferred Units	4,664.24	66.23%	$4,664,235.76	56.80%
Subtotal of Series C Preferred Units		7,041.63	100.00%	$7,041,630.02	85.76%
Total Members’ Capital and Preferred Equity		24,072.63		$8,210,953.08	100.00%

(1)	The addresses of each Class A Common Unit owners named above are:

●	Daniel and Joyce Wallach, the 2007 Daniel M. Wallach Legacy Trust, Barbara Harshman, Catherine Leslie and Mark Reynolds are 13241 Bartram Park Blvd., Suite 2401, Jacksonville, FL 32258;
●	Kenneth R. Summers is PO Box 995, Morgantown, WV 26507;
●	Eric A. Rauscher is 2706 South Park Rd, Bethel Park, PA 15102; and
●	Gregory L. Sheldon is 104 Windsor Ct, Venetia, PA 15367.

The addresses of each Series C Preferred Unit owners named above are:

●	Daniel and Joyce Wallach, and the 2007 Daniel M. Wallach Legacy is 13241 Bartram Park Blvd, Suite 2401, Jacksonville, FL 32258; and
●	Gregory L. Sheldon and Madeline M. Sheldon is 104 Windsor Ct, Venetia, PA 15367.

On March 31, 2025, the Company terminated its relationship with a partner who owned 2,969 units of Class A common equity. Effective April 1, 2025, the Company executed a unit exchange agreement with the respective partner where all 2,969 units of common equity with a carrying value of $287,000 were exchanged for 2,329.533 units of Series C preferred equity with a fixed value of $2,329,533. The difference between the carrying value of the Class A common units and the fixed value of the Series C preferred units of $2,042,443 is reflected as a discount on preferred equity.

On May 30, 2025, the Company redeemed 251.10821 of the Series C preferred equity beneficially owned by the Company’s CEO and his wife, at a redemption price of $251,108.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates

Lines of Credit Extended by Mr. Wallach and His Affiliates

As previously described, on December 30, 2011, we obtained two demand loans from Daniel M. Wallach (our CEO who is also on our board of managers) and affiliates of Mr. Wallach to finance our operations. These demand loans are collateralized by a lien against all of our assets and are senior in right of payment to the Notes. As of December 31, 2025, Mr. Wallach is also the beneficial owner of 91.8% of our outstanding common membership interests.

The first loan has a maximum principal borrowing amount of $1,250,000 and is payable to Daniel M. Wallach (our CEO and chairman of the board of managers) and Joyce S. Wallach (Mr. Wallach’s wife), as tenants by the entirety (the “Wallach LOC”). The second loan has a maximum principal borrowing amount of $250,000 and is payable to the 2007 Daniel M. Wallach Legacy Trust (the “Wallach Trust LOC,” and together with the Wallach LOC, the “Wallach Affiliate LOCs”).

The interest rate on the Wallach Affiliate LOCs generally equals the prime rate plus 3% and were 9.75% as of December 31, 2025. As of December 31, 2025 and December 31, 2024, there were no amounts borrowed against the Wallach Trust LOC. As of December 31, 2025 and December 31, 2024, the amount outstanding pursuant to the Wallach LOC was $26,000 and $743,000, respectively. Each of the Wallach Affiliate LOCs is evidenced by a promissory note, is payable upon demand of the lender and generally bears an interest rate equal to the prime rate plus three percent. Pursuant to each promissory note, the lender has the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion.

The original entries into the Wallach Affiliate LOCs were approved by Mr. Wallach in his capacity as sole manager prior to the time we had independent managers. The independent managers ratified and approved these transactions subsequent to the formation of the board of managers. In June 2018, we entered into a First Amendment to the Wallach LOC and a First Amendment to the Trust LOC (the “Wallach Affiliate LOCs First Amendments”) which modified the interest rates under the Wallach Affiliate LOCs to generally equal the prime rate plus three percent. The Wallach Affiliate LOCs First Amendments were approved by a majority of our independent managers. See “Risk Factors - Risks Related to Conflicts of Interest - Our CEO (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made available to us, which could result in actions that are not in your best interest.”

Line of Credit Extended by Mr. Myrick

In June 2018, we obtained into a line of credit from our former Partner, William Myrick, to finance our operations (the “Myrick LOC”). The Myrick LOC is collateralized by a lien against all of our assets.

The Myrick LOC has a maximum principal borrowing amount of $1,000,000 and is payable to Mr. Myrick. As of December 31, 2025, there were no amounts borrowed against the Myrick LOC, and we have no intention of borrowing any amounts under the Myrick LOC following Mr. Myrick’s termination in March 2025. The Myrick LOC is evidenced by a promissory note, is payable upon demand of the lender and generally bears an interest rate equal to the prime rate (defined in the promissory note as the daily rate equal to the “Prime Rate” of interest published in The Wall Street Journal from time to time) plus three percent. Pursuant to the promissory note, Mr. Myrick has the option of funding any amount up to the face amount of the note, in Mr. Myrick’s sole and absolute discretion.

The Myrick LOC was approved by a majority of our independent managers as they determined the terms of the Myrick LOC to be in the best interests of the Company and that the transaction is on terms no less favorable to us than could be obtained from an independent third party.

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Line of Credit Extended by Shuman

As previously described, in July 2017, we entered into a line of credit agreement (the “Shuman LOC Agreement”) with Steven K. Shuman, which is now held by Cindy K. Shuman. A son of one of our Managers’ is a minor participant in the Shuman LOC.

Pursuant to the Shuman LOC Agreement, Shuman provides us with a revolving line of credit (the “Shuman LOC”) with a maximum principal borrowing amount of $1,325,000. As of December 31, 2025 and December 31, 2024, the outstanding amount pursuant to the Shuman LOC was $125,000 and $125,000. Interest expense was $13,000 for each of the year ended December 31, 2025 and the year ended December 31, 2024.

Line of Credit Extended by R. Scott Summers

As previously described, in September 2019, we obtained into a line of credit (the “Summers LOC”) from R. Scott Summers. R. Scott Summers is an investor in our Notes Program and is the son of Kenneth R. Summers, one of our independent managers. The Summers LOC is secured with assignments of certain notes and mortgages.

The Summers LOC has a maximum principal borrowing amount of $2,000,000 and is payable to R. Scott Summers. As of both December 31, 2025 and December 31, 2024, we had an outstanding balance of $903,000 on the Summers LOC, with availability on that line of credit of $1,097,000. The Summers LOC is evidenced by a promissory note and bears a fixed annual interest rate of 9%. The Summers LOC requires monthly payments of interest only during the term of the Summers LOC, with the principal balance due upon termination.

The Summers LOC was approved by a majority of our independent managers not interested in the transaction as they determined the terms of the Summers LOC to be in the best interests of the Company and that the transaction is on terms no less favorable to us than could be obtained from an independent third party.

Line of Credit Extended by Solomon

As previously described, in October 2020, we entered into a line of credit agreement (the “Solomon LOC”) with the Trustee of the John C Solomon II 2011 Irrevocable Trust (the “Solomon Trust”). The trustee of the Solomon Trust is Kenneth R. Summers, one of our independent managers. The Solomon LOC is secured with assignments of certain notes and mortgages. Kenneth R. Summers ceased to serve as the trustee of the Solomon Trust effective as of February 2023.

The Solomon LOC provides the Company with a maximum principal borrowing amount of $562,500. As of both December 31, 2025 and December 31, 2024, we had an outstanding balance of $562,500 on the Solomon LOC, with no additional availability on that line of credit. The Solomon LOC can be terminated upon notice of not less than 30 days. The Solomon LOC is evidenced by a promissory note and bears a fixed annual interest rate of 9.5%.

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Investments Pursuant to Public Notes Offerings

The Company has accepted new investments under the Notes Program from employees, managers, members, and relatives of managers and members, with $10,673,000 outstanding on December 31, 2025. For the year ended December 31, 2025 and the year ended December 31, 2024, our investments from affiliates, which exceed $120,000 through our Notes Program and other unsecured debt are detailed below:

(All dollar [$] amounts shown in table in thousands.)

	Relationship to	Amount invested as of		Weighted average interest rate as of	Interest earned during the year ended
	Shepherd’s	December 31,		December 31,	December 31,
Investor	Finance	2025	2024	2025	2025	2024
Eric A. Rauscher	Independent Manager	$477	$477	10.00%	$48	$48

Joseph Rauscher	Parent of Independent Manager	126	126	10.00%	13	13

Daniel and Joyce Wallach	Member	244	304	9.93%	24	29

Gregory L. Sheldon	Independent Manager	1,366	1,035	9.35%	98	98

Lamar Sheldon	Parent of Independent Manager	-	210	0.00%	21	21

Kenneth Summers	Independent Manager	260	235	8.50%	22	16

Schultz Family Revocable Living Trust	Trustee is Mother-in-Law of Member	230	208	9.39%	22	19

Barbara Harshman	Member	140	129	9.04%	12	12

Kimberly Bedford	Manager	314	314	10.00%	31	31

Thomas Spatola	Former EVP of Lending Operations	595	595	10.00%	58	59

Scott and Leah Summers	Son of Independent Manager	650	250	8.50%	55	15

Jeffrey Eppinger	5% Member	2,939	2,939	8.28%	243	309

Bruce and Jean Eppinger	5% Member	2,852	2,914	9.89%	282	291

Paula Eppinger	Parent of 5% Member	150	150	10.00%	15	15

Common Equity Owned by Independent Managers and Our Executive Officers

As of December 31, 2025, each of our independent managers owned 1.2% of our Class A common units. Our Executive Vice President of Operations, Barbara L. Harshman, owned 2.4% of our Class A common units as of December 31, 2025. Catherine Leslie, our CFO, and Mark Reynolds, our EVP of Sales, each owned 1.2% of our Class A common units as of December 31, 2025. Our CEO, Mr. Wallach, and his wife and the 2007 Daniel M. Wallach Legacy Trust owned 0.95% and 90.83% of our Class A common units, respectively, as of December 31, 2025.

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Series C Preferred Equity

On October 13, 2019 and November 11, 2021, we issued one and two Series C Preferred Units, respectively, to Mr. Sheldon for the total purchase price of $100,000 and $200,000, respectively.

Investors in the Series C cumulative preferred units (“Series C Preferred Units”) may elect to reinvest their distributions in additional Series C Preferred Units (the “Series C Reinvestment Program”). Pursuant to the Series C Reinvestment Program, during the year ended December 31, 2025, we issued approximately 36.917 Series C Preferred Units to Daniel M. Wallach, our CEO, for distribution proceeds of approximately $36,917 and we issued approximately 33.001 Series C Preferred Units to Gregory L. Sheldon for distribution proceeds of approximately $33,001.

The Series C Preferred Units have a fixed value which is their purchase price and preferred liquidation and distribution rights. Yearly distributions of 12% of the Series C Preferred Units’ value (provided profits are available) will be made on a quarterly basis. This rate can increase if any interest rate on our public Notes offering rises above 12%. Dividends can be reinvested monthly into additional Series C Preferred Units. The Series C Preferred Units have the same preferential rights as the Series B Preferred Units as more fully described above.

During March 2023, the Company redeemed 11.78109 of the Series C Preferred Units, held by our CEO and his wife, at a redemption price of $1,178,000, all of which was reinvested in Common Units.

During May 2025, the Company redeemed 251.10821 of the Series C Preferred Units beneficially owned by our CEO and his wife, at a redemption price of $251,108.21.

Sale of Commercial Loans

During 2021, William Myrick, the Company’s former Partner, purchased two loans from the Company for approximately $141,000 and both loans were serviced by the company as of December 31, 2021. One loan paid off during 2022 and the second loan paid off in 2023.

During 2021, one of our managers purchased one loan from the Company for $405,000. The loan paid off during 2022 and the proceeds were used to purchase another loan for $417,000. The loan was serviced by the company and paid off in 2023.

Affiliate Transaction Policy

Our limited liability company agreement provides that any future transaction involving the Company, and an affiliate must be approved by a majority vote of independent managers not otherwise interested in the transaction upon a determination of such independent managers that the transaction is on terms no less favorable to the Company than could be obtained from an independent third party. An approval pursuant to this policy shall be set forth in the minutes of the Company and shall include a description of the transaction approved. The responsibility for reviewing and approving affiliate transactions has been delegated to the nominating and corporate governance committee of our board of managers, which is comprised entirely of independent managers.

Pursuant to our limited liability company agreement, we must provide the independent managers with access, at our expense, to our legal counsel or independent legal counsel, as needed.

Board of Managers Independence

We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, which has requirements that a majority of our board of managers be independent. For the purpose of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange (NYSE). Under the NYSE’s definition of independence, Messrs. Summers, Rauscher, and Sheldon each meet the definition of “independent.”

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DESCRIPTION OF NOTES

General

The Notes are issued under an indenture dated as of April 30, 2026 between us and U.S. Bank Trust Company, National Association, as trustee. The indenture will be filed as an exhibit to our registration statement. You can also obtain a copy of the indenture from us. We have summarized material aspects of the indenture below. The summary is not complete, and you should read the indenture for provisions that may be important to you. The capitalized terms used in the summary have the meanings specified in the indenture.

The Notes are our direct obligations but are not secured. The Notes are registered and issued without coupons. We may change the interest rates and the maturities of the Notes as they are offered, provided that no such change shall affect any Note issued prior to the date of change. We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Notes.

The total aggregate maximum principal amount of the Notes offered under this prospectus is $70,000,000. The maximum investment amount per Note is $1,000,000 or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis. The minimum investment amount is $500; however, from time to time, we may change the minimum investment amount that is required.

Established Features of the Notes

Interest is calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365-day year (366-day in case of a leap year). Interest is earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e., approximately 35-40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

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Any change to your original request may be made to us by contacting us at (302) 752-2688 (30-ASK-ABOUT) or by using our website www.shepherdsfinance.com to find out what you need to do to change your election. The Notes mature one to four years from the date of issuance, as offered by us and selected by you. Principal and unpaid interest will be paid to you upon maturity.

From time to time, we will establish varying interest rates and maturities for the Notes. The interest rates offered may vary depending on the maturity of the Notes. Upon purchase of a Note, the then-applicable interest rate for the maturity purchased will be fixed for the term of such Note. The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. For each maturity, we also establish an interest rate, subject to a range, as follows:

Note Maturity	Minimum Rate	Ceiling
12-Month	5%	10%
24-Month	6%	10%
36-Month	5%	10%
48-Month	7%	11%

The interest rates will vary within the ranges but annual interest rates as of the date of this prospectus are as follows: 6.00% for 12-month Notes; 7.00% for 24-month Notes; 6.50% for 36-month Notes; and 8.00% for 48-month Notes.

Investments by check will be credited and interest will begin to accrue on the first business day after our bank receives a check in proper form if the check is received prior to 9:00 a.m. Eastern time, and on the second business day following receipt if the check is received after 9:00 a.m. Eastern time. Checks are accepted subject to collection at full face value in U.S. funds.

Investments by ACH debit transfer and Wire will be credited and interest will begin to accrue on the first business day after our bank receives funds.

Notes with the current established features are available until they are superseded by new established features. The current established features are applicable to all Notes sold by us during the period the current established features are in effect. We intend to publish this information on our website at www.shepherdsfinance.com or it may be obtained by calling (302) 752-2688 (30-ASK-ABOUT). We will also file with the SEC a Rule 424(b)(3) prospectus supplement setting forth the established features upon any change in the established features.

Subordination

Our obligation to repay the principal of and make interest payments on the Notes is subordinate in right of payment to all senior debt. This means that if we are unable to pay our debts when due, all of the senior debt would be paid first, before any payment of principal or interest would be made on the Notes and related party debt which is equal in priority to the Notes.

The term “senior debt” means all of our debt created, incurred, assumed, or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the Notes. Debt is any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, Notes, or similar instruments or letters of credit and shall include any guarantee of any such indebtedness. Senior debt includes, without limitation, the demand loans from our members and any line of credit we may incur in the future. The Notes are subordinate to all of our senior debt. We may at any time borrow money on a secured or unsecured basis that would have priority over the Notes. The Notes are not senior debt. As of December 31, 2025, the outstanding debt to which the Notes were subordinated was approximately $20,269,000.

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Redemption by Us Prior to Maturity

We may redeem any Note, in whole or in part, at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. We will notify Note holders whose Notes are to be redeemed by mail 30 to 60 days prior to the date of redemption. Residents of the Commonwealth of Pennsylvania will be notified by registered mail 30 to 60 days prior to the date of redemption.

Redemption at the Request of the Holder Prior to Maturity

At your written request but subject to the subordination provisions and our consent (which may be withheld in our sole discretion), we will redeem any Note at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest minus a penalty in an amount equal to the interest earned over the last 180 days immediately prior to the redemption date. The penalty will be taken first from any interest accrued but not yet paid on the Note, and to the extent such accrued and unpaid interest does not cover the entire penalty amount, the remainder of the penalty amount shall be reduced from the principal amount of the Note.

Additionally, unless the subordination provisions in the indenture restrict our ability to make the redemption, Note holders may require us to redeem all or a portion of their Note, regardless of amount, for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note at the stated rate to the redemption date, upon one business day’s advance notice to us, but only if the holder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by us, if any; provided, however, (i) a holder may only reinvest in another Note with a maturity that is equal to or greater than the period remaining until the maturity date for the Note to be redeemed and (ii) a holder may only reinvest in a Note with a 36-month maturity if the holder is seeking to redeem a Note with a 36-month maturity. In the foregoing circumstances, the Note holder will not be subject to a holding period requirement or an interest penalty.

Redemption upon Your Death

At the written request of the executor of your estate or, if your Note is held jointly with another investor, the surviving joint holder, but subject to the subordination provisions, we will redeem any Note at any time after death for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest, without any penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our cash situation at the time, but generally within two weeks of the request. In order for a Note to be redeemed upon your death, the Note to be redeemed must have been registered in your name since the date of issuance.

Additional Redemption Options for Notes with a 36-Month Maturity

Unless the subordination provisions in the indenture restrict our ability to make the redemption, for Notes with a 36-month maturity, the holder of such a Note may require us to redeem all or a portion of such Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note at the stated rate to the redemption date, as follows:

(1)	Upon seven days’ advance notice to us, the holder may require redemption of up to $10,000 of such Note;

(2)	Upon 30 days’ advance notice to us, the holder may require redemption of up to an additional $90,000 of such Note;

(3)	Upon 90 days’ advance notice to us, the holder may require redemption of any remaining amount of such Note requested to be redeemed; and

(4)	Upon one business day’s advance notice to the Company, the holder may require redemption of all or a portion of the Note, regardless of amount, but only if the Holder immediately upon redemption invests the entirety of the proceeds from such redemption in another security then-offered by us, including in a Note issued in this offering; provided, however, a holder may only reinvest in another Note with a maturity that is equal to or greater than the period remaining until the maturity date for the Note to be redeemed.

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For purposes of determining the length of time within which we must redeem all or a portion of a Note as described above, the dollar amount of a given redemption request will be added to any amount or amounts of such Note previously requested to be redeemed that were redeemed by us. The restriction requiring you to wait until 180 days have passed from the issuance of your Note to request a redemption do not apply to redemptions of 36-month Notes as described in this section.

These redemption options are in addition to the redemption options described elsewhere in this prospectus.

No Restrictions on Additional Debt or Business

The indenture does not restrict us from issuing additional securities or incurring additional debt (including senior debt or other secured or unsecured obligations) or the manner in which we conduct our business.

Modification of Indenture

We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the Notes that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:

●	reduces the principal or rate of interest, changes the fixed maturity date or time for payment of interest, or waives any payment of interest on any Note;

●	reduces the percentage of Note holders whose consent to a waiver or modification is required;

●	affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or

●	waives any event of default in the payment of principal of, or interest on, any Note.

Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect, or inconsistency in the indenture, to provide for the assumption of the Notes by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any Note holders, or to comply with the requirements of the Trust Indenture Act of 1939. We will give written notice to you of any amendment to the indenture.

Place, Method, and Time of Payment

We will pay principal and interest on the Notes at our principal executive offices or at such other place as we may designate for that purpose; provided, however, that if we make payments by check, they will be mailed to you at your address appearing in our Note register. Any payment of principal and interest that is due on a non-business day will be payable by us on the next business day immediately following that non-business day.

Events of Default

An event of default is defined in the indenture as follows:

●	a default in payment of principal or interest on the Notes when due or payable if such default has not been cured for 30 days;

●	our becoming subject to events of bankruptcy or insolvency; or

●	our failure to comply with any agreements or covenants in or provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least 25% in principal amount of the outstanding Notes.

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If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding Notes may declare the principal of and the accrued interest on all outstanding Notes due and payable. If such a declaration is made, we are required to pay the principal of and interest on all outstanding Notes immediately, so long as the senior debt has not matured by lapse of time, acceleration or otherwise. We are required to file annually with the trustee an officers’ certificate that certifies the absence of defaults under the terms of the indenture.

The indenture provides that the holders of a majority of the aggregate principal amount of the Notes at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the Notes, except a default in payment of principal or interest on the Notes. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or Notes, except in payments of principal or interest on the Notes, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the Notes.

If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by, and subject to, the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee, however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order, or direction of Note holders unless the trustee receives indemnity satisfactory to it against any loss, liability, or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the Notes at the time outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual Note holder to institute legal proceedings in the event of our default.

Satisfaction and Discharge of Indenture

The indenture may be discharged upon the payment of all Notes outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with the formal procedures set forth in the indenture.

Reports

We file annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for the first three fiscal quarters of each fiscal year with the SEC while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any Note holder upon written request.

Service Charges

We reserve the right to assess service charges and fees to issue a replacement interest payment check, and, in the event we permit transfer or assignment in our discretion, to transfer or assign a Note.

Book Entry Record of Your Ownership

The Notes will be issued in uncertificated form. If you purchase a Note, an account showing the principal amount of your Note will be established in your name on our books. Interest accrued on your Note will also be credited to your account. The interest rate on your Note will be determined on the date that your account is established. In determining your interest rate, we will use the rate in effect at the time you: (1) submitted your subscription agreement online; (2) printed the subscription agreement from our website, provided that the rate was offered by us with that maturity in the seven days prior to our receipt of your subscription agreement; or (3) signed and mailed a subscription agreement, which we mailed to you, provided that the rate was offered by us with that maturity in the seven days prior to our receipt of your subscription agreement. You will not receive any certificate or other instrument evidencing our indebtedness to you. Upon purchase of your Note, we will send you a confirmation, which describes, among other things, the term, interest rate, and principal amount.

Transfer

You may not transfer any Note until we (as registrar) have received, among other things, appropriate endorsements and transfer documents and any taxes and fees required by law or permitted by the indenture. We are not required to transfer any Note for a period beginning 15 days before the date notice is mailed of the redemption or the maturity of such Note and ending on the date of redemption of such Note.

Concerning the Trustee

The indenture contains limitations on the trustee’s right, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

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PLAN OF DISTRIBUTION

We are offering up to $70,000,000 in aggregate principal amount of the Notes. We offer the Notes directly to the public, without an underwriter or placement agent, and on a continuous basis.

We may market our Notes in many ways, including but not limited to, publishing the established features in a newspaper or through direct mail in states in which we have properly registered the offering or qualified for an exemption from registration. Viewers of print advertising are referred to our website at www.shepherdsfinance.com. The established features are available to investors on our website at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). If, upon review of our website, a potential investor becomes interested in purchasing the Notes, a prospectus will be sent upon request. We may also make oral solicitations in limited circumstances and use other methods of marketing the offering, all in compliance with applicable laws and regulations, including securities laws. Our employees and independent managers have been instructed not to solicit offers to purchase Notes or provide advice regarding the purchase of the Notes.

Our CEO, Daniel M. Wallach , markets the Notes in reliance on Rule 3a4-1 under the Exchange Act, which permits officers, directors, and employees to participate in the sale of the Notes without registering as a broker-dealer under certain circumstances. Mr. Wallach is not subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Exchange Act. Mr. Wallach serves as an executive officer and primarily performs substantial duties for or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of the offering. He is familiar with the selling practices permitted to officers relying on Rule 3a4-1. Mr. Wallach has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and has not nor will not participate in the sale of securities for any issuer more than once every 12 months, other than on behalf of us in reliance on Rule 3a4-1. Mr. Wallach is not compensated in connection with any participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Notes. Mr. Wallach has been instructed in the limitations of the selling practices allowed under Rule 3a4-1.

The information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should consult with your own investment, tax, or other professional financial advisor. Prospective investors will be required to complete an application prior to investing in the Notes. We reserve the right to reject any investment.

You will not know at the time of investment whether we will be successful in completing the sale of all of the Notes. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, investments received prior to such withdrawal or cancellation will be irrevocable and will be repaid in accordance with the terms of the Notes.

The Notes are not listed on any securities exchange, and there is no established trading market for the Notes. We do not expect any trading market to develop for the Notes.

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CHARITABLE MATCH PROGRAM

We offer a charitable match program for interest payments that you elect to give to a qualifying charity. If you choose to participate in the program and donate all or a portion of your interest payments to charity, when we calculate your interest we will deduct the percentage of interest you selected and keep track of that amount separate from your information. After interest is calculated for all Note holders at the beginning of December of each year, all of the money for each charity will be totaled up and sent in one check to each charity. Each check will have the name and address of each contributor, and the amount each contributed. Our matching portion will be included in the total check. We will match your interest payment donation up to 10% of your interest.

The charity must be an Internal Revenue Code Section 501(c)(3) qualifying organization. We reserve the right to either not match your contribution, or not make payments on your behalf to certain charities with missions contrary to our corporate philosophy. Upon your initial subscription, if you select one of these charities, and we notify you that we will not match your donation to such an organization or will not make a contribution on your behalf, you have the option of refund of your investment, donating without our matching contribution (assuming we are just not willing to match your donation to that charity), or investing and not donating to the organization.

LEGAL MATTERS

The validity of the Notes being offered by this prospectus has been passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Shepherd’s Finance, LLC as of December 31, 2025 and 2024 and for each of the years then ended, incorporated by reference in this Prospectus and in the Registration Statement, have been so incorporated in reliance on the report of BDO USA, P.C. (formerly HORNE LLP), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including the information that they contain in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below except for information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, unless expressly stated otherwise as set forth below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (SEC File No. 333-224557) filed with the SEC on April 6, 2026.

Upon written or oral request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, excluding exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number:

Shepherd’s Finance, LLC

13241 Bartram Park Blvd., Suite 2401

Jacksonville, Florida 32258

Telephone: (302) 752-2688

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to the Notes offered by this prospectus. This prospectus is a part of that registration statement, as amended, and does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Notes sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus about the contents of any contract or other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

We file annual, quarterly and special reports and other information with the SEC. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that will be incorporated by reference into this prospectus at the website we maintain at www.shepherdsfinance.com. There is additional information about us at our website, but unless specifically incorporated by reference herein, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

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INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

Page
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2025	F-2
Notes to Unaudited Pro Forma Consolidated Financial Statement	F-3

F-1

Shepherd’s Finance, LLC

Interim Consolidated Pro Forma Statement of Operations - Unaudited

For the Year Ended December 31, 2025

(in thousands of dollars)	Shepherd’s Finance, LLC	Less: Disposition of 339 Justabout Land Co, LLC		Pro Forma

Net Interest Income
Interest and fee income on loans	$10,804	$1,259	(a)	$12,063
Interest expense:
Interest related to secure borrowings	1,473	580	(b)	2,053
Interest related to unsecured borrowings	3,599	–		3,599
Interest expense	5,072	580		5,652

Net interest and fee income	5,732	679		6,411

Less: Provision for credit losses	1,066	–		1,066
Net interest income after provision for credit losses	4,666	679		5,345

Non-Interest Income
Gain on sale of real estate investments	276	(193	)(c)	83
Revenue from the sale of land parcels	2,805	(2,805	)(c)	–
Option fee income	314	(314	)(c)	–
Other income	249	–		249
Total non-interest income	3,644	(3,312)		332

Income before non-interest expense	8,310	(2,633)		5,677

Non-Interest Expense
Selling, general and administrative	3,824	–		3,824
Depreciation and amortization	63	–		63
Loss on foreclosed assets	205	–		205
Cost of land parcels sold	2,805	(2,805	)(c)	–
Total non-interest expense	6,897	(2,805)		4,092

Net income	$1,413	$172		$1,585

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

F-2

Shepherd’s Finance, LLC

Notes to Unaudited Consolidated Pro Forma Financial Information

Note 1 - Introduction

On August 6, 2025, Shepherd’s Finance, LLC (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Mark L. Hoskins and Barrett Hoskins (“Buyers”), pursuant to which the Buyers agreed to purchase from the Company and the Company agreed to sell to the Buyers 100% of the membership interests (the “Disposition”) in 339 Justabout Land Co., LLC (“339”), a land development company, for a purchase price of $9,122,000 (the “Purchase Price”). 339 was formed by the Buyers in 2022, and purchased a large tract of land in Peters Township, Washington County, Pennsylvania, a suburb of Pittsburgh. The property has since been subdivided into two parcels and 67 lots under development for new home construction. 339 was purchased by the Company on February 15, 2024.

In connection with the Agreement, the Company has entered into an Amended and Restated Revolving Demand Note (“Credit Agreement”), as the lender, for the principal sum of $13,450,000, to Benjamin Marcus Homes, LLC, Investor’s Mark Acquisitions, LLC, and 339 Justabout Land Co., LLC (collectively, the “Borrowers”). All of these Borrowers are under common ownership by one or both of the Buyers of 339.

Basis of Presentation

The unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X and has been compiled from the historical consolidated financial statements of Shepherd’s Finance, LLC, prepared in accordance with accounting principles generally accepted in the United States of America, and should be read in conjunction with the Form 10-K for the year ended December 31, 2024 and the Form 10-Q for the six months ended June 30, 2025 for Shepherd’s Finance, LLC . The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies presented in the audited consolidated financial statements of the Company as of and for the year ended December 31, 2024.

This unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the Company’s results of operations actually would have been had the disposition of 339 Justabout Land Co, LLC (“339”) been completed as of June 30, 2025 or December 31, 2024. In addition, this pro forma financial information does not purport to project the future operating results of the combined company.

Management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the Disposition, and that the pro forma adjustments in the unaudited pro forma consolidated financial information give appropriate effect to those assumptions.

Pro forma information is intended to reflect the impact of the Disposition of 339 on the Company’s historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma consolidated statements of operations that are expected to have a continuing impact. The information in the accompanying footnotes provides a description of the pro forma adjustments from each line item in the pro forma consolidated financial statements together with information explaining how the adjustments were derived or calculated.

Note 2. Pro Forma Adjustments

The unaudited pro forma consolidated statements of operations for the year ended December 31,2025, reflect the following adjustments related to the Disposition:

(a)	Interest and fee income, as determined by the rates and terms within the Third Amendment, are recognized based on the loan balances that would have existed throughout the pro forma period.
(b)	Interest costs that were capitalized related to 339 developments are expensed.
(c)	Remove gain on sale, revenue, fee income and cost of sales attributable to 339 operations.

F-3

$70,000,000 in Fixed Rate Subordinated Notes

PROSPECTUS

April 30, 2026